Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

x
:
In re:	:	Chapter 11
:
WOLFSPEED, INC., et al.,	:	Case No. 25-90163 (CML)
:
Debtors.[1]	:	(Joint Administered)
:
x

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF WOLFSPEED, INC. AND ITS DEBTOR AFFILIATE

HUNTON ANDREWS KURTH LLP	LATHAM & WATKINS LLP
Timothy A. (“Tad”) Davidson II (Texas Bar No.	Ray C. Schrock (NY Bar No. 4860631)
24012503)	Alexander W. Welch (NY Bar No. 5624861)
Ashley L. Harper (Texas Bar No. 24065272)	Keith A. Simon (NY Bar No. 4636007)
Philip M. Guffy (Texas Bar No. 24113705)	Eric L. Einhorn (NY Bar No. 5568845)
600 Travis Street, Suite 4200	1271 Avenue of the Americas
Houston, TX 77002	New York, NY 10020
Telephone: (713) 220-4200	Telephone: (212) 906-1200
Email: taddavidson@hunton.com	Email: ray.schrock@lw.com
ashleyharper@hunton.com	alex.welch@lw.com
pguffy@hunton.com	keith.simon@lw.com
eric.einhorn@lw.com
Counsel for the Debtors
and Debtors in Possession

Dated: June 27, 2025
Houston, Texas

[1]

The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: Wolfspeed, Inc. (2719) and Wolfspeed Texas LLC (0339). The Debtors’ mailing address is 4600 Silicon Drive, Durham, NC 27703.

i

ARTICLE V. MEANS FOR IMPLEMENTATION		33

5.1.	Compromise and Settlement of Claims, Interests, and Controversies	33
5.2.	Continued Corporate Existence; Effectuating Documents; Corporate Action; Restructuring Transactions	34
5.3.	Intercompany Interests; Corporate Reorganization	35
5.4.	New Notes Documents	35
5.5.	New 2L Convertible Notes Rights Offering	36
5.6.	Section 1145 Exemption	36
5.7.	Disposition Agreement	38
5.8.	Renesas Warrants; Settlement of Warrants and New Renesas 2L Takeback Convertible Notes	39
5.9.	Cancellation of Existing Securities and Agreements	39
5.10.	Cancellation of Liens; Existing Equity Interests, and other Interests	40
5.11.	Officers and Boards of Directors	41
5.12.	Incentive Plans	41
5.13.	Authorization, Issuance, and Delivery of Plan Securities	41
5.14.	Regulatory Approvals	42
5.15.	Nonconsensual Confirmation	42
5.16.	Resale & Registration Rights	42
5.17.	Closing of the Chapter 11 Cases	43
5.18.	Notice of Effective Date	43
5.19.	Separate Plans	43

ARTICLE VI. DISTRIBUTIONS		43

6.1.	Distributions Generally	43
6.2.	Distribution Record Date	43
6.3.	Date of Distributions	44
6.4.	Delivery of Distributions to Senior Secured Notes and Convertible Notes.	44
6.5.	Distribution Agent	45
6.6.	Rights and Powers of Distribution Agent	45
6.7.	Expenses of Distribution Agent	45
6.8.	No Postpetition Interest	45
6.9.	Delivery of Distributions	46
6.10.	Distributions as of Effective Date	46
6.11.	Unclaimed Property	46
6.12.	Time Bar to Cash Payments	46
6.13.	Manner of Payment under Plan	46
6.14.	Satisfaction of Claims	47
6.15.	Fractional Stock	47
6.16.	Minimum Cash Distributions	47
6.17.	Setoffs	47
6.18.	Allocation of Distributions Between Principal and Interest	48
6.19.	No Distribution in Excess of Amount of Allowed Claim	48
6.20.	Withholding, Reporting Requirement, and Intended Tax Treatment	48

6.21.		48
6.22.	Release of Contingent Additional Consideration	50
6.23.	Release of Base Consideration & Contingent Additional Consideration.	50

ARTICLE VII. PROCEDURES FOR DISPUTED CLAIMS		50

7.1.	Disputed Claims Generally	50
7.2.	Objections to Claims	51
7.3.	Estimation of Claims	51
7.4.	Disallowance of Claims	52
7.5.	No Distributions Pending Allowance	52
7.6.	Distributions after Allowance	52
7.7.	Claim Resolution Procedures Cumulative	52
7.8.	Single Satisfaction of Claims and Interests	52

ARTICLE VIII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		52

8.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases	52
8.2.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	54
8.3.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	54
8.4.	Survival of the Debtors’ Indemnification Obligations	54
8.5.	Employee Plans	55
8.6.	Insurance Policies	55
8.7.	Intellectual Property Licenses and Agreements	56
8.8.	Assignment	56
8.9.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	56
8.10.	Reservation of Rights	57

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		57

9.1.	Conditions Precedent to the Effective Date	57
9.2.	Timing of Conditions Precedent	58
9.3.	Waiver of Conditions Precedent	58
9.4.	Effect of Non-Occurrence of the Effective Date	59

ARTICLE X. EFFECT OF CONFIRMATION AND CONSUMMATION OF PLAN		59

10.1.	Vesting of Assets in the Reorganized Debtors	59
10.2.	Binding Effect	59
10.3.	Discharge of Claims and Termination of Interests	60
10.4.	Term of Injunctions or Stays	60
10.5.	Permanent Injunction	60
10.6.	Releases	61
10.7.	Exculpation	63

10.8.	Retention of Causes of Action/Reservation of Rights	64
10.9.	Ipso Facto and Similar Provisions Ineffective	64
10.10.	Solicitation of Plan	65
10.11.	Corporate and Limited Liability Company Action	65

ARTICLE XI. RETENTION OF JURISDICTION		65

11.1.	Retention of Jurisdiction	65
11.2.	Courts of Competent Jurisdiction	67

ARTICLE XII. MISCELLANEOUS PROVISIONS		67

12.1.	Payment of Statutory Fees	67
12.2.	Substantial Consummation of this Plan	67
12.3.	Request for Expedited Determination of Taxes	67
12.4.	Exemption from Certain Transfer Taxes	68
12.5.	Amendments	68
12.6.	Effectuating Documents and Further Transactions	68
12.7.	Revocation or Withdrawal of this Plan	69
12.8.	Severability of Plan Provisions	69
12.9.	Governing Law	69
12.10.	Time	69
12.11.	Dates of Actions to Implement this Plan	69
12.12.	Immediate Binding Effect	70
12.13.	Deemed Acts	70
12.14.	Successor and Assigns	70
12.15.	Entire Agreement	70
12.16.	Exhibits to Plan	70
12.17.	Notices	70

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF WOLFSPEED, INC. AND ITS DEBTOR AFFILIATE

Wolfspeed, Inc. and Wolfspeed Texas LLC (collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A.

Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests herein pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. This Plan does not contemplate substantive consolidation of any of the Debtors.

This Plan shall be deemed a motion to approve the good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. There also are other agreements and documents, which shall be Filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019, and the terms and conditions set forth in the Restructuring Support Agreement and this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan before its substantial consummation.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

DEFINITIONS AND INTERPRETATION.

A.	Definitions.

The following terms shall have the respective meanings specified below:

1.1 “1L/2L Intercreditor Agreement” means a customary silent second lien intercreditor agreement to be entered into on the Effective Date, among the Reorganized Parent, the New Senior Secured Indenture Trustee, and the New 2L Notes Indenture Trustees.

1.2 “2026 Convertible Notes” means the 1.75% Convertible Senior Notes due May 1, 2026, issued pursuant to the 2026 Notes Indenture.

1.3 “2026 Notes Documents” means the 2026 Notes Indenture, together with the other documents governing the 2026 Convertible Notes.

1.4 “2026 Notes Indenture” means that certain Indenture, dated as of April 21, 2020, by and between Wolfspeed and the 2026 Notes Trustee, as amended or supplemented.

1.5 “2026 Notes Trustee” means U.S. Bank Trust Company, National Association or any successor trustee duly appointed under the terms of the 2026 Notes Indenture.

1.6 “2028 Convertible Notes” means the 0.25% Convertible Senior Notes due February 15, 2028, issued pursuant to the 2028 Notes Indenture.

1.7 “2028 Notes Documents” means the 2028 Notes Indenture, together with the other documents governing the 2028 Convertible Notes.

1.8 “2028 Notes Indenture” means that certain Indenture dated as of February 3, 2022, by and between Wolfspeed and the 2028 Notes Trustee, as amended or supplemented.

1.9 “2028 Notes Trustee” means U.S. Bank Trust Company, National Association or any successor trustee duly appointed under the terms of the 2028 Notes Indenture.

1.10 “2029 Convertible Notes” means the 1.875% Convertible Senior Notes due December 1, 2029, issued pursuant to the 2029 Notes Indenture.

1.11 “2029 Notes Documents” means the 2029 Notes Indenture, together with the other documents governing the 2029 Convertible Notes.

1.12 “2029 Notes Indenture” means that certain Indenture, dated as of November 21, 2022, by and between Wolfspeed and the 2029 Notes Trustee, as amended or supplemented.

1.13 “2029 Notes Trustee” means U.S. Bank Trust Company, National Association or any successor trustee duly appointed under the terms of the 2029 Notes Indenture.

1.14 “510(b) Claim” means any Claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim arising out of or related to any agreement for the purchase or sale of Securities of the Debtors or any of their Affiliates or any agreements related or ancillary to such agreement for the purchase or sale of Securities of the Debtors or any of their Affiliates.

1.15 “Ad Hoc 26s/28s/29s Noteholder Group” means that certain ad hoc group of Holders of 2026 Convertible Notes Claims, 2028 Convertible Notes Claims, and 2029 Convertible Notes Claims represented by the Ad Hoc 26s/28s/29s Noteholder Group Advisors.

1.16 “Ad Hoc 26s/28s/29s Noteholder Group Advisors” means (a) Ropes & Gray LLP, as counsel to the Ad Hoc 26s/28s/29s Noteholder Group, (b) Ducera Partners LLC, as financial advisor and investment banker to the Ad Hoc 26s/28s/29s Noteholder Group, (c) Vinson & Elkins LLP as local counsel to the Ad Hoc 26s/28s/29s Noteholder Group, and (d) such other professional advisors as are retained by the Ad Hoc 26s/28s/29s Noteholder Group with the prior written consent of the Debtors, whose consent shall not be unreasonably withheld, conditioned, or delayed.

1.17 “Ad Hoc Senior Secured Group” means that certain ad hoc group of Holders of Senior Secured Notes Claims and Holders of Commitment Fee Claims represented by the Ad Hoc Senior Secured Group Advisors.

1.18 “Ad Hoc Senior Secured Group Advisors” means (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the Ad Hoc Senior Secured Group, (b) Moelis & Company as financial advisor and investment banker to the Ad Hoc Senior Secured Group, (c) Porter Hedges LLP as local counsel to the Ad Hoc Senior Secured Group, and (d) such other professional advisors as are retained by the Ad Hoc Senior Secured Group with the prior written consent of Wolfspeed, whose consent shall not be unreasonably withheld, conditioned, or delayed.

1.19 “Additional Approvals” are regulatory approvals from any regulatory regimes necessary to consummate the Restructuring Transactions that are not identified by Renesas and of which the Debtors are not notified within thirty (30) calendar days following the effective date of the Restructuring Support Agreement.

1.20 “Additional Notes Purchase Agreement” means that certain Note Purchase Agreement, dated as of October 11, 2024, among Wolfspeed, as the Issuer, the subsidiary guarantors party thereto, and the purchasers listed in Schedule I thereto, as Purchasers (as defined therein).

1.21 “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (i) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating businesses, including fees and expenses Allowed by the Bankruptcy Court as compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; and (ii) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code. For the avoidance of doubt, the Backstop Premium shall be deemed an Administrative Claim.

1.22 “Affiliate” shall, with respect to an Entity, have the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

1.23 “Allowed” means, with reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed prior to the Effective Date, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, (c) any Claim or Interest as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

1.24 “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other federal, state, or foreign (including multilateral or multinational) law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger, acquisition, or anti-competitive conduct, and any similar foreign investment laws.

1.25 “As Converted Equity Value” means Reorganized Parent’s total enterprise value, minus the sum of Reorganized Parent’s net debt (calculated by subtracting total cash balance from total debt) incurred pursuant to the New Senior Secured Notes and New 2L Takeback Notes.

1.26 “Asset” means all rights, title, and interests of the Debtors or Reorganized Debtors, as applicable, in and to property of whatever type or nature, including real, personal, mixed, intellectual, tangible, and intangible property.

1.27 “Avoidance Action” means any and all actual or potential avoidance, recovery, subordination, or similar actions or remedies that may be brought by or on behalf of the Debtors or the Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies arising under chapter 5 and section 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws, in each case whether or not litigation to prosecute such Claim(s) and Cause(s) of Action was commenced prior to the Effective Date.

1.28 “Backstop Agreement” means the Rights Offering Backstop Commitment Agreement, dated as of June 22, 2025, by and among the Debtors and the Backstop Parties, including all exhibits, annexes, and schedules attached thereto (as may be amended, supplemented or modified from time to time and including in accordance with the terms thereof), pursuant to which the Backstop Parties committed to purchase and backstop, as applicable, 100% of the New 2L Convertible Notes Rights Offering Amount, at the Purchase Price, in exchange for the Backstop Premium.

1.29 “Backstop Holdback Allocation” means 20.0% of the New 2L Convertible Notes Rights Offering Amount to be issued by Wolfspeed pursuant to the New 2L Convertible Notes Rights Offering, which shall be reserved exclusively for, and sold to, the Backstop Parties (including, for the avoidance of doubt, the Initial Backstop Parties), at the Purchase Price.

1.30 “Backstop Order” means any order of the Bankruptcy Court approving and authorizing the Debtors’ entry into the Backstop Agreement and other related documents and procedures, including approving and authorizing the Backstop Premium, including as an Administrative Claim, which may be the Rights Offering Procedures Order or the Confirmation Order.

1.31 “Backstop Parties” means the Commitment Parties (as defined in the Backstop Agreement).

1.32 “Backstop Premium” means a non-refundable premium equal to $30.25 million in the aggregate, paid in the form of additional New 2L Convertible Notes to the Backstop Parties in accordance with the allocation set forth in Section 1.2(c)(ii) of the Backstop Agreement.

1.33 “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.34 “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or such other court having jurisdiction over the Chapter 11 Cases.

1.35 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

1.36 “Base Consideration” means, collectively, (a) the New Renesas 2L Takeback Convertible Notes; (b) 38.7%2 of the New Common Stock as of the Effective Date (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants); and (c) the Renesas Warrants.

1.37 “Base Consideration Proceeds” means the Cash proceeds from (i) the sale of New Common Stock included in the Base Consideration (including, for the avoidance of doubt (x) the New Common Stock allocated for the Base Consideration, (y) the New Common Stock underlying the New Renesas 2L Takeback Convertible Notes, and (z) the New Common Stock underlying the Renesas Warrants), and (ii) any interest paid on the New Renesas 2L Takeback Convertible Notes from the Effective Date until such sale, as well as any repayment made before such sale.

1.38 “Business Day” means any day, other than a Saturday, Sunday, “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks are required or authorized by law or executive order to be closed for commercial business with the public in New York City, New York.

1.39 “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

1.40 “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, proceeding, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal Securities laws).

[2]	Subject to adjustment based on final claims reconciliation as of the Petition Date.

Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any Avoidance Actions.

1.41 “CFIUS” means the Committee on Foreign Investment in the United States including any U.S. government agency acting in its capacity as a member agency thereof.

1.42 “CFIUS Approval” means that any of the following shall have occurred: (a) CFIUS has concluded that the transactions contemplated by this Plan are not “covered transactions” and are not subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the CFIUS joint voluntary notice provided pursuant to the DPA with respect to the transactions contemplated by this Plan, and has concluded all action under the DPA; or (c) if CFIUS has sent a report to the President requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the proposed action or (ii) having received a report from CFIUS requesting the President’s decision, the President has announced a decision not to take any action pursuant to the DPA to suspend or prohibit the consummation of the transactions contemplated hereby.

1.43 “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

1.44 “Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

1.45 “Class” means any group of Claims or Interests classified as set forth in Article III of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.46 “Collateral” means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable non-bankruptcy law, and any Security as such term is defined in section 101(49) of the Bankruptcy Code.

1.47 “Commitment Fee Amount” means Cash in an amount equal to $15,500,000, which is 50% of the aggregate amount of the Commitment Termination Trigger Date Commitment Fee calculated with June 23, 2025 being the Commitment Termination Trigger Date.

1.48 “Commitment Fee Claim” means any Claim arising under the Additional Notes Purchase Agreement.

1.49 “Commitment Termination Trigger Date” has the meaning ascribed to such term in the Additional Notes Purchase Agreement.

1.50 “Commitment Termination Trigger Date Commitment Fee” has the meaning ascribed to such term in the Additional Notes Purchase Agreement.

1.51 “Conditions Precedent” has the meaning set forth in Article IX of this Plan.

1.52 “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

1.53 “Confirmation Date” means the date upon which Confirmation occurs.

1.54 “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.55 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.56 “Consenting Convertible Noteholders” means the Holders of Convertible Notes Claims that are party to the Restructuring Support Agreement as “Consenting Convertible Noteholders” thereunder.

1.57 “Consenting Creditors” means, collectively, the Consenting Senior Secured Noteholders, the Consenting Convertible Noteholders, Renesas, and any other person who executes or is required to execute a joinder to the Restructuring Support Agreement pursuant to Section 8.16 thereof.

1.58 “Consenting Senior Secured Noteholders” means the Holders of Senior Secured Notes Claims that are party to the Restructuring Support Agreement as “Consenting Senior Secured Noteholders” thereunder.

1.59 “Consideration Shares” means, collectively, the New Common Stock included in the Base Consideration and the Contingent Shares.

1.60 “Contingent Additional Consideration” means, collectively, (a) the Contingent Cash; (b) the Incremental New 2L Takeback Notes; (c) the Contingent Shares; and (d) the Renesas Warrants Term Extension.

1.61 “Contingent Additional Consideration Proceeds” means the Cash proceeds from the sale of the Contingent Additional Consideration, as applicable.

1.62 “Contingent Cash” means $15,000,000 Cash, which is to be held pursuant to the Contingent Cash Escrow Agreement at the Debtors’ or Reorganized Debtors’ (as applicable) expense until the Regulatory Trigger Deadline or such other time as provided in the Restructuring Support Agreement.

1.63 “Contingent Cash Escrow Agreement” means the agreement for the escrow in which the Contingent Cash shall be held, if applicable, which shall be subject to the consent rights in the Restructuring Support Agreement regarding the Renesas Contingent Documentation (as defined in the Restructuring Support Agreement).

1.64 “Contingent Consideration Term Sheet” means that certain term sheet attached as Exhibit 1 to the restructuring term sheet attached to the Restructuring Support Agreement.

1.65 “Contingent Shares” means 2.0% of the New Common Stock, which otherwise would be allocated for distribution to Holders of Existing Equity interests as of the Effective Date, which shall be subject to dilution from the conversion of the New 2L Convertible Notes, the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants.

1.66 “Convertible Notes” means, collectively, the 2026 Convertible Notes, the 2028 Convertible Notes, and the 2029 Convertible Notes.

1.67 “Convertible Notes Claim” means any Claim on account of the Convertible Notes or otherwise arising under the Convertible Notes Indentures, including accrued but unpaid interest thereon through the Petition Date.

1.68 “Convertible Notes Indentures” means, collectively, the 2026 Notes Indenture, the 2028 Notes Indenture, and the 2029 Notes Indenture.

1.69 “Convertible Notes Trustees” means, collectively, the 2026 Notes Trustee, the 2028 Notes Trustee, and the 2029 Notes Trustee.

1.70 “Corporate Governance Documents” means, with respect to any Person other than a natural person, the organizational and corporate governance documents for each such Person including limited liability company agreements, operating agreements, certificates of incorporation, certificates of formation, certificates of limited partnership, articles of organization (or equivalent organizational documents), warrant agreements, certificates of designation for preferred stock or other forms of preferred equity, by-laws, partnership agreements, shareholders’ agreements, members’ agreement, or equivalent governing documents.

1.71 “CRD” means that certain Unsecured Customer Refundable Deposit Agreement, dated as of July 5, 2023, and as amended to date, by and between Wolfspeed and Renesas.

1.72 “CRD Loans” means the term loans in an aggregate amount of $2,127,009,166.67 (including accrued and unpaid interest as of the Petition Date) made by Renesas to Wolfspeed pursuant to the CRD.

1.73 “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

1.74 “D&O Policy” means, collectively, all insurance policies (including any “tail policy”) issued or providing coverage to any of the Debtors for current or former directors’, managers’, and officers’ liability, and all agreements, documents, or instruments related thereto.

1.75 “Debtor” or “Debtors” has the meaning set forth in the introductory paragraph of this Plan.

1.76 “Debtor Release” means the releases set forth in Article 10.6(a).

1.77 “Debtors in Possession” means the Debtors in their capacities as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.”

1.78 “Definitive Documents” means, collectively, all documents and agreements governing the Restructuring Transactions and shall include all documents necessary or reasonably desirable to implement the Restructuring Transactions, including, but not limited to: (a) this Plan and the supplement thereto, including, without limitation, any schedules of assumed or rejected contracts; (b) the Disclosure Statement and the Solicitation Materials and exhibits related thereto; (c) the order of the Bankruptcy Court approving such disclosure statement and solicitation procedures in connection thereto; (d) the Confirmation Order; (e) the Backstop Order (if applicable); (f) the New 2L Notes Indentures and New 2L Notes Documents; (g) the New Corporate Governance Documents; (h) the Incentive Plans; (i) the Backstop Agreement and other Rights Offering Documents; (j) the New Senior Secured Notes Indenture and New Senior Secured Notes Documents; (k) the Intercreditor Agreements; (l) the Renesas Warrants; (m) the First Day Orders and Second Day Orders (as defined in the Restructuring Support Agreement); (n) the Investor Rights Agreement; (o) the Registration Rights Agreement; (p) the Disposition Agreement; (q) all other Renesas Contingent Documentation (as defined in Restructuring Support Agreement); (r) the Restructuring Transactions Exhibit, if any; (s) the Cash Collateral Order; (t) the Contingent Cash Escrow Agreement; and (u) all other material pleadings and/or other material documents filed with the Bankruptcy Court in each case, including any amendments, modifications, and supplements thereto; provided, for the avoidance of doubt, that any procedural notices or similar filings and related documents are not Definitive Documents.

1.79 “Designated Employee Contracts” means those contracts identified by the Debtors and as agreed to in writing by the Required Consenting Convertible Noteholders, subject to the consent of Renesas (which consent shall not be unreasonably withheld).

1.80 “Direction Letter” has the meaning ascribed to such term in Article 5.8.

1.81 “Disallowed” means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

1.82 “Disclosure Statement” means the disclosure statement in respect of this Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.83 “Disposition Agreement” means, if applicable, and together with any necessary ancillary related documentation, an agreement entered into on the Effective Date between Reorganized Parent and Renesas, granting, in accordance with the Restructuring Support Agreement, Renesas designation rights regarding the disposition of, and right to the Base Consideration Proceeds and, if applicable, Contingent Additional Consideration Proceeds after the Regulatory Trigger Deadline.

1.84 “Disputed” means with respect to a Claim, (a) any Claim, which is disputed under Article 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order; (b) any Claim, proof of which was required to be timely and proper but as to which no such Proof of Claim was Filed; (c) any Claim that is listed in the Schedules, if any are Filed, as unliquidated, contingent, or disputed, and as to which no request for payment or Proof of Claim has been Filed; or (d) any Claim that is otherwise disputed by any of the Debtors or the Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtors dispute only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.

1.85 “Distribution Agent” means any Entity (including any applicable Debtor or Reorganized Debtor, as applicable, if it acts in such capacity) in its capacity as a Distribution Agent under Article VI of this Plan.

1.86 “Distribution Event” means the event of Renesas not obtaining the Regulatory Approvals on or prior to the Effective Date.

1.87 “Distribution Record Date” means (a) the date that is fifteen (15) days prior to the anticipated Effective Date of this Plan, or such other time as designated by the Debtors or (b) with respect to Holders of Commitment Fee Claims, a date prior to the Effective Date as agreed between the Debtors and the Required Consenting Senior Secured Noteholders; provided, that, notwithstanding anything to the contrary herein, the Distribution Record Date shall not apply to any publicly held securities held in the name of, or by a nominee of, DTC (including, without limitation, the Senior Secured Notes and the Convertible Notes), as to which distributions may be made in accordance with the applicable procedures of DTC.

1.88 “DPA” means Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. § 4565), as amended, and all rules and regulations thereunder.

1.89 “DTC” means The Depository Trust Company.

1.90 “Effective Date” means the date on which (i) no stay of the Confirmation Order is in effect and (ii) each of the conditions precedent set forth in Article IX of this Plan have been satisfied or waived in accordance with the terms of Article IX, and (iii) the Debtors File a notice declaring the Plan effective. Without limiting the foregoing, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

1.91 “Effective Date Cash Payment” means an amount of Cash necessary to effectuate the redemption of $250,000,000 in principal amount of outstanding Senior Secured Notes at a redemption price of 109.875% of the principal amount thereof plus accrued and unpaid interest thereon.

1.92 “ELOC/ATM Programs” has the meaning given to it in the Disposition Agreement.

1.93 “ELOC/ATM Programs Termination Date” shall have the meaning given to it in the Disposition Agreement.

1.94 “Employee Plans” means the employment agreements and severance policies, and all employment, compensation and benefit plans, policies, workers’ compensation programs, savings plans, deferred compensation plans, retirement plans, healthcare plans, disability plans, severance plans, incentive plans, life and accidental and dismemberment insurance plans, and programs of the Debtors applicable to any of its employees and retirees, in each case existing as of the Effective Date.

1.95 “Entity” means an individual, corporation, partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government unit (as defined in section 101(27) of the Bankruptcy Code) or any political subdivision thereof, or other person (as defined in section 101(41) of the Bankruptcy Code) or other entity.

1.96 “Equity Recovery” means 5.0% of the New Common Stock as of the Effective Date (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants); provided, that, if the Distribution Event occurs, the Equity Recovery shall be reduced to 3.0% of the New Common Stock as of the Effective Date (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants).

1.97 “Estate” or “Estates” means, individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.98 “Exculpated Parties” means each of the following in their capacities as such and, in each case, to the maximum extent permitted by law: the Debtors and their Estates.

1.99 “Executory Contract” means a contract to which one or more Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.100 “Existing Equity Interest” means any common stock in Wolfspeed that is issued and outstanding as of the Petition Date.

1.101 “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.102 “Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be Filed with respect to such order or judgment.

1.103 “General Unsecured Claim” means any prepetition Claim against the Debtors, including any Claim held by a trade creditor or employee, that is not an Administrative Claim (including the Backstop Premium), Priority Tax Claim, Other Secured Claim, Other Priority Claim, Senior Secured Notes Claim, Commitment Fee Claim, Convertible Notes Claim, Renesas Claim, or Intercompany Claim, or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code, or other Claim paid in full prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court.

1.104 “Governmental Unit” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator or arbitral body (public or private), administrative agency, commission or other governmental official, authority or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch or department).

1.105 “Holder” means any Entity that is the record or beneficial owner of any Claim or Interest, including any nominees, investment managers, investment advisors, sub-advisors, or managers of funds or discretionary accounts that hold, or trustees of trusts that hold, any Claim or Interest.

1.106 “Impaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.107 “Incentive Plans” means, collectively, the Management Incentive Plan and the Long-Term Incentive Plan.

1.108 “Incremental New 2L Takeback Notes” means New 2L Takeback Notes in an amount equal to $15,000,000.

1.109 “Indemnification Obligation” means, collectively, any and all obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents or agreements to indemnify all current officers, directors, agents or employees, in each case solely in their capacity as such, employed by the Debtors on and/or after the Petition Date.

1.110 “Initial Backstop Parties” means those certain Backstop Parties entitled to the Initial Backstop Parties’ Premium pursuant to the terms of the Backstop Agreement.

1.111 “Initial Backstop Parties’ Premium” means 20.0% of the New 2L Convertible Notes Rights Offering Amount to be issued by the Reorganized Parent pursuant to the New 2L Convertible Notes Rights Offering, which shall be reserved exclusively for, and sold to, the Initial Backstop Parties at the Purchase Price.

1.112 “Initial MIP Grant” means the schedule of initial grants of New Common Stock issued pursuant to the Management Incentive Plan equivalent to approximately $40 million in value for the senior leadership team and other key employees. For the Initial MIP Grants, approximately $20 million in value (i.e., 50%) shall be converted into share-equivalents at Plan Equity Value and approximately $20 million in value (i.e., 50%) shall be converted into share-equivalents based on an equity value calculated using the 45-day VWAP of the New Common Stock following the earlier of (i) the Effective Date or (ii) the first trading day of the New Common Stock following the date thereof.

1.113 “Initial MIP Reserve” means an additional pool of New Common Stock equivalent to approximately $21 million in value to be reserved for future grants under the Management Incentive Plan, with all other terms to be determined by the New Board.

1.114 “Insured Claim” means any Claim or portion of a Claim that is, or may be, insured under any insured policy.

1.115 “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

1.116 “Intercompany Interest” means any Interest in a Debtor held by another Debtor.

1.117 “Intercreditor Agreements” means, collectively, the 1L/2L Intercreditor Agreement and the Pari Passu Intercreditor Agreement, which shall each provide, among other things, that the New Senior Secured Indenture Trustee will hold any pledged Collateral, deposit accounts, and securities accounts as gratuitous bailee or agent for the Holders of the New 2L Notes.

1.118 “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtors, including all shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, restricted stock units, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements, whether fully vested or vesting in the future, to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), excluding, for the avoidance of doubt, convertible debt securities.

1.119 “Investor Rights Agreement” means the investor rights agreement to be entered into between the Reorganized Parent and Renesas with respect to its selection of a member of the board of the Reorganized Parent and certain common equity interest rights.

1.120 “IRC” means the United States Internal Revenue Code.

1.121 “IRS” means the Internal Revenue Service of the United States of America.

1.122 “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.123 “Local Bankruptcy Rules” means the Bankruptcy Local Rules for the United States Bankruptcy Court for the Southern District of Texas.

1.124 “Long-Term Incentive Plan” means the incentive plan to be adopted by Reorganized Parent, which shall reserve a pool of shares of New Common Stock for a broader employee group for fiscal year 2026 and fiscal year 2027 (collectively not to exceed 5.0% of all issued and outstanding shares of New Common Stock, assuming all New 2L Convertible Notes are treated as having converted into New Common Stock, and subject to dilution from the conversion of the New Renesas 2L Takeback Convertible Notes and exercise of the Renesas Warrants), with (i) $26.6 million in value of New Common Stock reserved for fiscal year 2026 and (ii) $27.5 million in value of New Common Stock reserved for fiscal year 2027; provided, that all other terms of the Long-Term Incentive Plan, including vesting schedule and allocations, shall be determined by the New Board.

1.125 “Management Incentive Plan” means the management incentive plan to be adopted by the New Board, which plan shall reserve for officers and other key employees of the Reorganized Parent of ten percent (10%) of New Common Stock as of the Effective Date on a pro forma basis (assuming all New 2L Convertible Notes are treated as having converted into New Common Stock on such date, and is subject to dilution from the conversion of the New Renesas 2L Takeback Convertible Notes and exercise of the Renesas Warrants) which shall include the Initial MIP Grants and the Initial MIP Reserve. Other than with respect to the Initial MIP Grants to the Company’s Chief Executive Officer and Chief Operating Officer, which shall be made consistent with the agreements previously entered into with each, all other terms of the Management Incentive Plan, including restricted stock unit and performance stock unit split, vesting schedules, allocations and performance metrics, shall be determined by the New Board; provided, that for the Initial MIP Grants, (i) performance stock units shall be capped at 70% of the Initial MIP Grants; (ii) with respect to performance stock vesting metrics, it shall be based on relative total shareholder return comparing (a) the stock performance of the Reorganized Parent from the 45-day VWAP of the New Common Stock following the Effective Date or the first trading day of the New Common Stock following the date thereof to (b) the performance of a peer group approved by the New Board over the period; and (iii) restricted stock unit time-based vesting shall be no longer than four (4) years.

1.126 “NASDAQ” means the Nasdaq Stock Exchange.

1.127 “New 2L Convertible Notes” means the new notes to be issued by the Reorganized Parent pursuant to the New 2L Convertible Notes Indenture and (i) guaranteed by Wolfspeed Texas; (ii) secured on a second-priority basis by Liens on all of the Reorganized Debtors’ Assets that secure the New Senior Secured Notes, subject to permitted Liens and certain exceptions consistent with those in the New 2L Takeback Notes Indenture and subject to the Intercreditor Agreements; (iii) on the same terms (with respect to restrictive covenants (except for the reporting and merger covenants, which shall be substantially consistent with the Convertible Notes Indentures) and security) as the New 2L Takeback Notes; (iv) in an aggregate principal amount equal to $331,375,000, of which $301,125,000 will be issued on account of new money in the New 2L Convertible Notes Rights Offering at a discount to face amount reflecting a purchase price of 91.3242% of the principal amount thereof, and of which an aggregate principal amount $30,250,000 will be issued on account of the Backstop Premium; (v) with an interest rate of 2.5%, payable in Cash semi-annually; (vi) convertible for New Common Stock at an assumed aggregate As Converted Equity Value of $1,000,000,000; and (vii) with other certain terms and conditions consistent with the Restructuring Support Agreement.

1.128 “New 2L Convertible Notes Documents” means, collectively, the New 2L Convertible Notes Indenture and the other documents governing the New 2L Convertible Notes.

1.129 “New 2L Convertible Notes Indenture” means the indenture governing the New 2L Convertible Notes.

1.130 “New 2L Convertible Notes Indenture Trustee” means the indenture trustee under the New 2L Convertible Notes Indenture on the Effective Date, in its separate capacities as trustee and collateral agent for the New 2L Convertible Notes.

1.131 “New 2L Convertible Notes Rights” means rights to purchase New 2L Convertible Notes in an aggregate principal amount up to the New 2L Convertible Notes Rights Offering Amount at the Purchase Price; provided, that (a) New 2L Convertible Notes in an amount equal to 20% of the New 2L Convertible Notes Rights Offering Amount shall be reserved exclusively for the Initial Backstop Parties’ Premium and (b) New 2L Convertible Notes in an amount equal to 20% of the New 2L Convertible Notes Rights Offering Amount shall be reserved exclusively for the Backstop Holdback Allocation.

1.132 “New 2L Convertible Notes Rights Offering” means a rights offering open to all Holders of Convertible Notes Claims, pursuant to section 1145 of the Bankruptcy Code, to be consummated by the Reorganized Parent on the Effective Date in accordance with the Rights Offering Documents and this Plan, pursuant to which the Reorganized Parent shall issue the New 2L Convertible Notes Rights to subscribe for New 2L Convertible Notes.

1.133 “New 2L Convertible Notes Rights Offering Amount” means up to $301,125,000 of New 2L Convertible Notes.

1.134 “New 2L Notes” means, collectively, the New 2L Convertible Notes, the New 2L Takeback Notes, and the New Renesas 2L Takeback Convertible Notes.

1.135 “New 2L Notes Documents” means, collectively, the New 2L Convertible Notes Documents, the New 2L Takeback Notes Documents, and the New Renesas 2L Takeback Convertible Notes Documents.

1.136 “New 2L Notes Indentures” means, collectively, the New 2L Convertible Notes Indenture, the New 2L Takeback Notes Indenture, and the New Renesas 2L Takeback Convertible Notes Indenture.

1.137 “New 2L Notes Indenture Trustees” means, collectively, the New 2L Convertible Notes Indenture Trustee, the New 2L Takeback Notes Indenture Trustee, and the New Renesas 2L Takeback Convertible Notes Indenture Trustee.

1.138 “New 2L Takeback Notes” means the new notes to be issued by the Reorganized Parent pursuant to the New 2L Takeback Notes Indenture and (i) guaranteed by Wolfspeed Texas; (ii) secured on a second-priority basis by Liens on all of the Reorganized Debtors’ Assets that secure the New Senior Secured Notes, subject to permitted Liens and certain exceptions consistent with those in the New Senior Secured Notes Indenture and subject to the Intercreditor Agreements; (iii) in an aggregate principal amount equal to $296,000,000 (subject to adjustment based on final claims reconciliation as of the Petition Date); (iv) with an interest rate of 7.0% if paid in Cash or 12.0% if paid in kind (at the Reorganized Debtors’ sole discretion) payable semi-annually; and (v) with other certain terms and conditions consistent with the Restructuring Support Agreement, including the Renesas Reserve Basket.

1.139 “New 2L Takeback Notes Documents” means, collectively, the New 2L Takeback Notes Indenture and the other documents governing the New 2L Takeback Notes.

1.140 “New 2L Takeback Notes Indenture” means the indenture governing the New 2L Takeback Notes.

1.141 New 2L Takeback Notes Indenture Trustee” means the indenture trustee under the New 2L Takeback Notes Indenture on the Effective Date, in its separate capacities as trustee and collateral agent for the New 2L Takeback Notes.

1.142 “New Board” means the initial composition of the board of directors or managers of Reorganized Parent.

1.143 New Corporate Governance Documents” means the new Corporate Governance Documents of the Reorganized Debtors, after giving effect to the Restructuring Transactions, as applicable, including any shareholders agreement, limited liability company agreement, or similar document.

1.144 “New Common Stock” means a voting class of equity interests of Reorganized Parent authorized to be issued pursuant to this Plan and the New Corporate Governance Documents, including any authorized but unissued units, shares, or other equity interests of such voting class.

1.145 “New Notes” means, collectively, the New Senior Secured Notes, the New Renesas 2L Takeback Convertible Notes, the New 2L Convertible Notes, and the New 2L Takeback Notes.

1.146 “New Notes Documents” means, collectively, the New Senior Secured Notes Documents and the New 2L Notes Documents.

1.147 “New Renesas 2L Takeback Convertible Notes” means the new notes to be issued by the Reorganized Parent pursuant to the New Renesas 2L Takeback Convertible Notes Indenture and (i) guaranteed by Wolfspeed Texas; (ii) secured on a second-priority basis by Liens on all of the Debtors’ Assets that secure the New Senior Secured Notes, subject to permitted Liens and certain exceptions consistent with those in the New 2L Convertible Notes and the New 2L Takeback Notes and subject to the Intercreditor Agreements; (iii) on substantially the same terms as the New 2L Convertible Notes, subject to certain exceptions set forth in the Restructuring Support Agreement; (iv) in an aggregate principal amount equal to $204,000,000 (subject to adjustment based on final claims reconciliation as of the Petition Date); (v) with an interest rate of 2.5%, payable semi-annually in Cash; (vi) convertible for New Common Stock for up to twenty-four (24) months following the Effective Date at an assumed aggregate As Converted Equity Value of $1,500,000,000; and (vii) with other certain terms and conditions consistent with the Restructuring Support Agreement.

1.148 “New Renesas 2L Takeback Convertible Notes Documents” means, collectively, the New Renesas 2L Takeback Convertible Notes Indenture and the other documents governing the New Renesas 2L Takeback Convertible Notes.

1.149 “New Renesas 2L Takeback Convertible Notes Indenture” means the indenture governing the New Renesas 2L Takeback Convertible Notes.

1.150 “New Renesas 2L Takeback Convertible Notes Indenture Trustee” means the indenture trustee under the New Renesas 2L Takeback Convertible Notes Indenture on the Effective Date, in its separate capacities as trustee and collateral agent for the New Renesas 2L Takeback Convertible Notes.

1.151 “New Senior Secured Indenture Trustee” means U.S. Bank Trust Company, National Association, in its separate capacities as trustee and collateral agent for the New Senior Secured Notes.

1.152 “New Senior Secured Notes” means the new senior secured notes to be issued by the Reorganized Parent pursuant to the New Senior Secured Notes Indenture and (i) guaranteed by Wolfspeed Texas; (ii) in an aggregate principal amount equal to the Allowed amount of the Senior Secured Notes Claims as of the Effective Date minus (a) any premium included in the Make-Whole Amount (as defined in the Senior Secured Notes Indenture) arising solely from the acceleration of the Senior Secured Notes on the Petition Date, (b) $250 million of principal amount of Senior Secured Notes redeemed pursuant to the Effective Date Cash Payment plus any accrued and unpaid interest paid thereon pursuant to the Effective Date Cash Payment, and (c) any amounts expressly waived in writing in connection with the Restructuring Transactions; and (iii) on substantially the same terms and conditions as the Senior Secured Notes Indenture, other than certain modifications consistent with the Restructuring Support Agreement.

1.153 “New Senior Secured Notes Documents” means, collectively, the New Senior Secured Notes Indenture and any other documents governing the New Senior Secured Notes, including all related collateral documents.

1.154 “New Senior Secured Notes Indenture” means that certain Indenture governing the New Senior Secured Notes, by and among the Reorganized Parent, Wolfspeed Texas, and the New Senior Secured Indenture Trustee.

1.155 “Non-Debtor Affiliates” means the Debtors’ Affiliates that are not Debtors.

1.156 “Non-Voting Class” means each of Classes 1, 2, 6, 7, 8, 9, and 10.

1.157 “Notes Consideration Shares” means the number of shares into which the New Renesas 2L Takeback Convertible Notes may be converted as if they had a conversion feature in accordance with the Restructuring Support Agreement as of the Effective Date.

1.158 “Notes Trustees” means, collectively, the Convertible Notes Trustees and the Senior Secured Notes Trustee.

1.159 “NYSE” means the New York Stock Exchange.

1.160 “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

1.161 “Other Secured Claim” means any Secured Claim other than a Senior Secured Notes Claim (but including, for the avoidance of doubt, any Commitment Fee Claim).

1.162 “Pari Passu Intercreditor Agreement” means a pari passu intercreditor agreement to be entered into on the Effective Date, among the Reorganized Parent and the New 2L Notes Indenture Trustees.

1.163 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

1.164 “Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

1.165 “Plan” means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to this Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.166 “Plan Equity Value” means the mid-point Reorganized Parent’s total enterprise value set forth in the Disclosure Statement, minus the sum of the Reorganized Parent’s net debt (calculated by subtracting total cash balance from total debt) incurred pursuant to the New Senior Secured Notes, New 2L Takeback Notes, and the New Renesas 2L Takeback Convertible Notes.

1.167 “Plan Securities” means, collectively, the New Notes, the New Common Stock (including New Common Stock issued on account of the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants), the Renesas Warrants, and the New 2L Convertible Notes Rights.

1.168 “Plan Supplement” means, collectively, the compilation of the Plan Supplement Documents, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time through the Effective Date.

1.169 “Plan Supplement Documents” means, collectively, documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to in the Plan Supplement, ancillary or otherwise, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time through the Effective Date. The Plan Supplement Documents will include, without limitation, the following documents: (a) the Incentive Plans; (b) the Intercreditor Agreements; (c) the New Notes Documents; (d) the New Corporate Governance Documents; (e) the identity of the members of the New Board and any officers of the Reorganized Debtors; (f) the Disposition Agreement; (g) the Registration Rights Agreement; (h) the Renesas Warrants Agreement; (i) if applicable, the Restructuring Transactions Exhibit; (j) the Schedule of Rejected Executory Contracts and Unexpired Leases; (k) the Investor Rights Agreement; (l) the Renesas Contingent Documentation; (m) the Contingent Cash Escrow Agreement; and (l) the Schedule of Retained Causes of Action.

1.170 “Prepetition Credit Documents” means, collectively, the 2026 Notes Documents, the 2028 Notes Documents, the 2029 Notes Documents, the Senior Secured Notes Documents, and the CRD.

1.171 “President” means the President of the United States of America.

1.172 “Primary Registration Statement” has the meaning given to it in the Disposition Agreement.

1.173 “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.174 “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim or Interest, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Interest, as applicable, bears to the aggregate amount of all Allowed Claims or Interests, as applicable, in all Classes participating in such distribution.

1.175 “Professional” means an Entity (i) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (ii) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code that are not Restructuring Expenses.

1.176 “Professional Fee Claim” means all Claims for fees and expenses (including transaction and success fees) incurred by a Professional on or after the Petition Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

1.177 “Professional Fee Claim Estimate” means the aggregate unpaid Professional Fee Claims as estimated in accordance with Article II of this Plan.

1.178 “Professional Fee Escrow” means an escrow account established and funded pursuant to Article 2.4 of this Plan.

1.179 “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

1.180 “Purchase Price” means, in relation to the New 2L Convertible Notes, a purchase price of 91.3242% of the principal amount of the New 2L Convertible Notes being purchased.

1.181 “Registered Primary Offerings” has the meaning given to it in the Disposition Agreement.

1.182 “Registration Rights Agreement” means a registration rights agreement of Reorganized Parent with respect to the common equity interests thereof granting, subject to certain exceptions, customary registration rights, including shelf, demand and piggyback registration rights, to certain recipients of certain common equity interests issued or issuable (including upon conversion or exercise of the New 2L Convertible Notes, New Renesas 2L Takeback Convertible Notes, and the Renesas Warrants) in connection with the Restructuring Transactions that are parties to the Restructuring Support Agreement, in accordance with the Restructuring Support Agreement.

1.183 “Regulatory Approvals” means (a) CFIUS Approval; (b) clearance or approval under Antitrust Laws in (i) the United States, (ii) Austria, (iii) Germany, (iv) Japan, and (v) European Commission (as applicable); (c) clearance or approval under Italy Foreign Investment Laws; (d) regulatory approvals from any regulatory regimes necessary to consummate the Restructuring Transactions (for the avoidance of doubt, in relation to the Regulatory Approvals, for Renesas to receive the Base Consideration and voting, board seat, and other governance rights in accordance with the Restructuring Support Agreement) that are identified by Renesas and of which the Debtors are notified within thirty (30) calendar days following the effective date of the Restructuring Support Agreement; and (e) any Additional Approvals.

1.184 “Regulatory Trigger Deadline” means the earlier of (i) a good faith agreement between the Debtors or Reorganized Debtors, as applicable, and Renesas that it is more likely than not that the Regulatory Approvals will not be obtained and (ii) two (2) years from the Effective Date; provided, if upon two (2) years from the Effective Date, the Reorganized Debtors and Renesas agree, in good faith, that Regulatory Approval is more likely than not to be obtained prior to three (3) years from the Effective Date, then upon three (3) years from the Effective Date. For the avoidance of doubt, to the extent Renesas obtains all Regulatory Approvals prior to the date of the Regulatory Trigger Deadline, the Regulatory Trigger Deadline shall be deemed not to have occurred.

1.185 “Reinstatement” or “Reinstated” or “Reinstate” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

1.186 “Related Fund” means, with respect to any Holder of Allowed Claims, any Affiliates (including at the institutional level) of such Holder or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Holder, an Affiliate of such Holder, or by the same investment manager, advisor or subadvisor as such Holder.

1.187 “Related Parties” means with respect to a Person, that Person’s current and former affiliates, and such Person’s and its current and former affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, fiduciaries, trustees, advisory board members, financial advisors, limited partners, general partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, investment managers, investment advisors, representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, each in their capacity as such.

1.188 “Release Opt-Out Form” means the form to be provided to Holders (other than Debtors) of Claims and Interests in the Non-Voting Classes through which such Holders may elect to affirmatively opt out of the Third-Party Release.

1.189 “Released Parties” means, collectively, each of: (a) the Debtors; (b) the Reorganized Debtors; (c) Consenting Senior Secured Noteholders, (d) Consenting Convertible Noteholders, (e) the Senior Secured Notes Trustee, (f) Renesas; (g) the Backstop Parties and Initial Backstop Parties; and (h) with respect to each of the foregoing persons in clauses (a) through (g), all Related Parties. Notwithstanding the foregoing, any Person that opts out of the releases set forth in the Plan shall not be deemed a Released Party thereunder.

1.190 “Releases” means, collectively, the releases set forth in Article 10.6.

1.191 “Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) Consenting Senior Secured Noteholders; (d) Consenting Convertible Noteholders; (e) Renesas; (f) the Backstop Parties and Initial Backstop Parties; (g) each Holder of a Claim in a Voting Class that does not affirmatively elect to “opt out” of the Third-Party Release as provided on its respective ballot; (h) each Holder of a Claim or Interest in a Non-Voting Class that does not affirmatively elect to “opt out” of the Third-Party Release as provided on its respective Release Opt-Out Form; (i) each Related Party of each Entity in clauses (a) through (h), solely to the extent such Related Party (I) would be obligated to grant a release under principles of agency if it were so directed by the Entity in the foregoing clauses (a) through (h) to whom they are related or (II) may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through an Entity in clause (a) through (h); provided, that, any Holder of a Claim or Interest that timely objects to the Third-Party Release, either through (i) a formal objection Filed on the docket of the Chapter 11 Cases or (ii) an informal objection provided to the Debtors by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Cases or via electronic mail, as applicable, before the Confirmation Hearing, shall not be a “Releasing Party;” provided, further, that any Related Party of any Consenting Creditor (including in such Consenting Creditor’s capacity as an Entity in clauses (f) through (h)), including any separate branch, trading desk, fund and/or business group of a Consenting Creditor (including in such Consenting Creditor’s capacity as an Entity in clauses (f) through (h)) shall not be deemed to be a Releasing Party themselves, unless such Related Party has itself signed the Restructuring Support Agreement, and further provided that the Notes Trustees shall be Releasing Parties solely in their respective capacities as Notes Trustee and not individually or in any other capacity.

1.192 “Renesas” means Renesas Electronics America Inc., a subsidiary of Renesas Electronic Corporation, in its capacity as a Holder of CRD Loans.

1.193 “Renesas Advisors” means (a) Kirkland & Ellis LLP, as counsel to Renesas, (b) PJT Partners, Inc., as investment banker to Renesas, (c) BofA Securities, Inc., (d) one local counsel in each applicable jurisdiction (for the Regulatory Approvals and chapter 11 proceedings) retained by Renesas, and (e) such other professional advisors as are retained by Renesas with the prior written consent of Wolfspeed, whose consent shall not be unreasonably withheld, conditioned, or delayed.

1.194 “Renesas Base Distribution Date” means the date of receipt of certification of all Regulatory Approvals or written confirmation by Renesas’s authorized representative of the granting of such Regulatory Approvals from the applicable regulatory authorities (where such certifications are not issued by the applicable regulatory authorities) for Renesas.

1.195 “Renesas Claim” means any Claim held by Renesas, including on account of the CRD Loans or otherwise arising under the CRD.

1.196 “Renesas Contingent Documentation” means, collectively, all documentation reasonably necessary to establish and maintain the ELOC/ATM Programs on the Effective Date, including, without limitation, to (a) cause Reorganized Parent’s legal and accounting advisors to provide the necessary legal opinions and comfort letters as is necessary or customary to enter into and execute trades under the ELOC/ATM Programs and (b) provide materials responsive to customary due diligence requests, including the Disposition Agreement, the Registration Rights Agreement, and any documentation related to the ELOC/ATM Programs or any Registered Primary Offerings.

1.197 “Renesas Reserve Basket” means a basket of $15,000,000 additional New 2L Takeback Notes on account of a potential issuance of the Incremental New 2L Takeback Notes upon the Regulatory Trigger Deadline, solely to the extent the Regulatory Trigger Deadline occurs.

1.198 “Renesas Warrants” means warrants which shall be issued (i) on the terms set forth in the Renesas Warrants Agreement, (ii) exercisable for 5.0% of the New Common Stock as of the Effective Date, assuming all New 2L Convertible Notes and New Renesas 2L Takeback Convertible Notes are treated as having converted into New Common Stock on such date, and not subject to dilution from the Incentive Plans, (iii) exercisable within three (3) years from the Effective Date; provided, that if the Regulatory Trigger Deadline occurs, the expiration date of the Renesas Warrants shall be provided the Renesas Warrants Term Extension (iv) at $2,250,000,000 As Converted Equity Value, and (v) with “Black Scholes” protection for two (2) years following the Effective Date.3

[3]	For purposes of the Renesas Warrants, “Black Scholes” protection is calculated using volatility of 35%.

1.199 “Renesas Warrants Agreement” means the form of warrant agreement governing the Renesas Warrants.

1.200 “Renesas Warrants Term Extension” means the extension of the three (3)-year expiration period of the Renesas Warrants by one (1) year, which shall be reflected in Renesas’s right to receive Cash proceeds from the sale of the Warrant Consideration Shares in accordance with the terms of this Plan and the Disposition Agreement.

1.201 “Reorganized Debtors” means the Debtors, or any successor(s) or assign(s) thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

1.202 “Reorganized Parent” means, subject to the Restructuring Transactions Exhibit and the applicable New Corporate Governance Documents, (i) Wolfspeed, Inc., a corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors, or (ii) such other Entity, whether by merger, consolidation or otherwise, and which may be a corporation, limited liability company or partnership, as contemplated by Restructuring Transactions Exhibit, if applicable, that shall be the Debtors’ new corporate parent.

1.203 “Required Consenting Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

1.204 “Required Consenting Creditors” means, collectively, the Required Consenting Senior Secured Noteholders, the Required Consenting Convertible Noteholders, and Renesas.

1.205 “Required Consenting Senior Secured Noteholders” has the meaning set forth in the Restructuring Support Agreement.

1.206 “Reserve Shares” means, collectively, the Consideration Shares, the Notes Consideration Shares, and the Warrant Consideration Shares.

1.207 “Restructuring Expenses” means the reasonable and documented fees and expenses of (i) the Ad Hoc Senior Secured Group Advisors, (ii) the Ad Hoc 26s/28s/29s Noteholder Group Advisors, (iii) the Renesas Advisors (provided, however, the reasonable and documented fees and expenses of BofA Securities shall not exceed $2,500,000), (iv) the Senior Secured Notes Trustee and counsel to the Senior Secured Notes Trustee, and (v) the Convertible Notes Trustees and counsel to the Convertible Notes Trustees, in each case whether incurred before, on, or after the effective date of the Restructuring Support Agreement and solely to the extent invoiced prior to the Effective Date, including a reasonable retainer for any post-Effective Date work.

1.208 “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of June 22, 2025, by and among the Debtors and the Consenting Creditors, including all exhibits, annexes, and schedules attached thereto (as may be amended, supplemented or modified from time to time and including in accordance with the terms thereof).

1.209 “Restructuring Transactions” means the transactions set forth in Article V, together with any other transaction that may be necessary or appropriate to effect any transaction described in the Restructuring Support Agreement, or described in, approved by, contemplated by, or necessary to effectuate this Plan, including: (i) the execution and delivery of any appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of this Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Persons may agree, including the documents comprising the Plan Supplement; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable Persons agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, amalgamation, consolidation, conversion, or dissolution pursuant to applicable state law; (iv) such other transactions that are required to effectuate the Restructuring Transactions Exhibit (if applicable), including any mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions, or liquidations; (v) the execution, delivery, and Filing, if applicable, of the Definitive Documents and Plan Supplement Documents; (vi) the issuance of Securities, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order or rule; and (vii) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

1.210 “Restructuring Transactions Exhibit” means an exhibit containing a summary of transaction steps to complete the restructuring contemplated by this Plan included in the Plan Supplement.

1.211 “Rights Offering Documents” means, collectively, the Backstop Order, the Rights Offering Procedures, the Rights Offering Procedures Order, the Backstop Agreement, and any and all other agreements, documents, and instruments delivered or entered into or distributed in connection with, or otherwise governing, the New 2L Convertible Notes Rights Offering.

1.212 “Rights Offering Procedures” means the procedures governing the New 2L Convertible Notes Rights Offering, including any questionnaires, subscription forms, or spreadsheets attached thereto, as approved by the Rights Offering Procedures Order.

1.213 “Rights Offering Procedures Order” means the order of the Bankruptcy Court approving the Rights Offering Procedures.

1.214 “Sales Agent” means the sales agent administering the ELOC/ATM Programs or underwriter(s) for any Registered Primary Offerings.

1.215 “Sales Proceeds” means the Cash proceeds from such the sale of Reserve Shares.

1.216 “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to this Plan, if any, as the same may be amended, modified, or supplemented from time to time.

1.217 “Schedule of Retained Causes of Action” means a schedule of Causes of Action to be retained by the Reorganized Debtors as set forth in the Plan Supplement.

1.218 “Secured Claim” means a Claim (a) secured by a Lien on Collateral to the extent of the value of such Collateral as (i) set forth in this Plan, (ii) agreed to by the Holder of such Claim and the Debtors, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code exceeds the value of the Claim, or (b) secured by the amount of any right of setoff of the Holder thereof in accordance with section 553 of the Bankruptcy Code; provided, that, nothing in this definition shall alter the terms of any subordination pursuant to section 510 of the Bankruptcy Code.

1.219 “Securities Act” the Securities Act of 1933, as amended.

1.220 “Security” or “Securities” means any instruments that qualify as a “security” under Section 2(a)(1) of the Securities Act.

1.221 “Selection Committee” means a selection committee comprised of (i) one member of the existing board of directors of Wolfspeed, (ii) the existing Chief Executive Officer of Wolfspeed, and (iii) three individuals from the Ad Hoc 26s/28s/29s Noteholder Group.

1.222 “Senior Secured Noteholders” means Holders of the Senior Secured Notes.

1.223 “Senior Secured Notes” means the Senior Secured Notes due June 23, 2030, issued pursuant to the Senior Secured Notes Indenture.

1.224 “Senior Secured Notes Claim” means any Claim on account of the Senior Secured Notes or otherwise arising under the Senior Secured Notes Documents (other than a Commitment Fee Claim).

1.225 “Senior Secured Notes Documents” means the Senior Secured Notes Indenture, the Additional Notes Purchase Agreement and all other Note Documents (as defined in the Senior Secured Notes Indenture).

1.226 “Senior Secured Notes Indenture” means that certain Amended and Restated Indenture, dated as of October 11, 2024, by and between Wolfspeed, the subsidiary guarantors party thereto, and the Senior Secured Notes Trustee, as supplemented and amended by (a) that certain First Supplemental Indenture, dated as of October 22, 2024, by and among Wolfspeed, Wolfspeed Germany GmbH, as a subsidiary guarantor, and the Senior Secured Notes Trustee and (b) that certain Second Supplemental Indenture, dated as of June 23, 2025, among Wolfspeed, Wolfspeed Germany GmbH, as a subsidiary guarantor, and the Senior Secured Notes Trustee.

1.227 “Senior Secured Notes Trustee” means U.S. Bank Trust Company, National Association, in its separate capacities as trustee and collateral agent under the Senior Secured Notes Indenture.

1.228 “SIR” means self-insured retention or similar deductible.

1.229 “Solicitation Materials” means materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

1.230 “Subsequent Condition” shall have the meaning ascribed to such term in Article 9.2 herein.

1.231 “Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article 10.6(b).

1.232 “U.S. W-9 Provider” means a “United States person” within the meaning of section 7701(a)(30) of the IRC that provides the Reorganized Debtors a duly executed IRS Form W-9.

1.233 “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.234 “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.235 “Voting Classes” means, collectively, Classes 3, 4, and 5.

1.236 “Warrant Consideration Shares” means the number of shares into which the Renesas Warrants may be exercised for as if they had been issued in accordance with the Restructuring Support Agreement on the Effective Date.

1.237 “Wolfspeed” means Wolfspeed, Inc.

1.238 “Wolfspeed Texas” means Wolfspeed Texas LLC.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified herein, all references herein to “Articles” are references to Articles hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (6) any docket number references in this Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (7) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (8) except as otherwise provided herein, any reference to a document or agreement that is to be issued or entered into that is dependent on an election to be made pursuant to this Plan or an event occurring shall be deemed to be followed by the words “if applicable”; (9) any immaterial effectuating provisions may be interpreted by the Debtors, or after the Effective Date, the Reorganized Debtors, in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, that any effectuating provision that has an economic impact will not be considered “immaterial”; and (10) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter. To the extent that the treatment, allowance, or disallowance of any Claim herein is interpreted as a Claim objection, this Plan shall be deemed a Claim objection to such Claim.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day but shall be deemed to have been completed as of the required date.

D.	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

E.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall have the meaning ascribed to them in Article I, to the extent the context requires.

F.	Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or the Confirmation Order). In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of this Plan.

G.	Consultation, Notice, Information, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement and the Backstop Agreement, as applicable, and as respectively set forth therein and in the Cash Collateral Order, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein. In the case of conflict with respect to consultation, information, notice, and consent rights between the Restructuring Support Agreement, on the one hand, and the Plan, on the other hand, the Restructuring Support Agreement shall control and govern.

ARTICLE II.

ADMINISTRATIVE, PRIORITY TAX, AND PROFESSIONAL FEE CLAIMS.

2.1.	Administrative Claims.

Except to the extent that a Holder of an Allowed Administrative Claim agrees to different treatment, each Holder of an Allowed Administrative Claim (other than a Professional Fee Claim) shall receive, in full and final satisfaction of such Allowed Administrative Claim, (i) Cash in an amount equal to such Allowed Administrative Claim on the Effective Date or as soon as practicable thereafter or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code and as agreed to by the Debtors; provided, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession (and excluding, for the avoidance of doubt, the Backstop Premium), shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders, course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, on the earlier of (a) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (b) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (c) the date such Allowed Priority Tax Claim is due and payable in the ordinary course, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, at the sole option of the Debtor or the Reorganized Debtors, as applicable, (i) Cash in an amount equal to such Allowed Priority Tax Claim or (ii) such other treatment reasonably acceptable to the Debtors or Reorganized Debtors (as applicable) consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to prepay all or a portion of any such amounts at any time under this option without penalty or premium.

2.3.	Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases, on the dates on which such amounts would be required to be paid under the Cash Collateral Order or the Restructuring Support Agreement, as applicable) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to File a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) calendar days before the anticipated Effective Date; provided, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. Payment of the fees and expenses of the Notes Trustees as Restructuring Expense through the Effective Date of the Plan and their inclusion as Released Parties is being provided in consideration of elimination by the Plan of the Notes Trustee’s respective rights to exercise their charging lien rights against distributions under their respective Notes Indentures.

2.4.	Professional Fee Claims.

All Professionals seeking approval by the Bankruptcy Court of Professional Fee Claims shall (i) File, on or before the date that is forty-five (45) days after the Effective Date (unless extended by the Reorganized Debtors), their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Professional Fee Claims.

2.5.	Professional Fee Escrow.

(a) As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Fee Claims Estimate, and, subject to the Cash Collateral Order, no Liens, Claims, or Interests shall encumber the Professional Fee Escrow in any way. Subject to the Cash Collateral Order, the Professional Fee Escrow (including funds held in the Professional Fee Escrow) (i) shall not be and shall not be deemed property of the Debtors, their Estates, or the Reorganized Debtors, and (ii) shall be held in trust for the Professionals; provided, that funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full shall revert to the Reorganized Debtors. Allowed Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided, that the Debtors’ obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited in any way to the balance of funds held in the Professional Fee Escrow, but subject to any order of the Bankruptcy Court capping the amount of any such fees.

(b) If the amount of funds in the Professional Fee Escrow is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professionals, the deficiency shall be promptly funded to the Professional Fee Escrow from the Debtors’ Estates or Reorganized Debtors, as applicable, without any further action or order of the Bankruptcy Court, subject to any order of the Bankruptcy Court capping the amount of any such fees.

(c) Any objections to Professional Fee Claims shall be served and Filed no later than twenty-one (21) days after Filing of the final applications for compensation or reimbursement.

2.6.	Professional Fee Claims Estimate.

Each Professional shall estimate in good faith its unpaid Professional Fee Claim and other unpaid fees and expenses incurred in rendering services to the Debtors, before and as of the Effective Date and shall deliver such reasonable, good faith estimate to the Debtors no later than five (5) Business Days prior to the Effective Date; provided, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional.

2.7.	Backstop Premium.

On the Effective Date or such earlier date for the payment thereof as specified in the Backstop Agreement, the Backstop Premium shall be paid in accordance with the terms of the Backstop Agreement and this Plan.

2.8.	Post-Confirmation Date Fees and Expenses.

(a) Except as otherwise specifically provided in this Plan, on and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash all reasonable and documented legal, professional, or other fees and expenses related to implementation of this Plan incurred by the Debtors or the Reorganized Debtors, as applicable.

(b) Upon and following the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.	Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date. All of the potential Classes for the Debtors are set forth herein. Certain Debtors may not have any Holders of Claims or Interests in a particular Class or Classes, and such Claims or Interests shall be treated as set forth in Article 3.5 herein.

3.2.	Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making distributions in respect of Claims and Interests under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.3.	Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or deemed to reject this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including the Backstop Premium), Priority Tax Claims and Restructuring Expenses have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each Debtor.

Class	Designation	Treatment	Entitled to Vote
1	Other Secured Claims	Unimpaired	No (Presumed to Accept)
2	Other Priority Claims	Unimpaired	No (Presumed to Accept)
3	Senior Secured Notes Claims	Impaired	Yes
4	Convertible Notes Claims	Impaired	Yes
5	Renesas Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (Presumed to Accept)
7	Intercompany Claims	Unimpaired / Impaired	No (Presumed to Accept / Deemed to Reject)
8	Intercompany Interests	Unimpaired / Impaired	No (Presumed to Accept / Deemed to Reject)
9	510(b) Claims	Unimpaired	No (Presumed to Accept)
10	Existing Equity Interests	Impaired	No (Deemed to Reject)

3.4.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect, diminish, or impair the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims; and, except as otherwise specifically provided in this Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired (including, for the avoidance of doubt, any Claim that is Reinstated) by this Plan. Except as otherwise specifically provided in this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is otherwise Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

3.5.	Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

3.6.	No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

3.7.	Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be presumed accepted by such Class.

ARTICLE IV.

TREATMENT OF CLAIMS AND INTERESTS.

4.1.	Other Secured Claims (Class 1).

(a) Allowance of Certain Other Secured Claims: The Commitment Fee Claims shall be Allowed in an amount equal to the Commitment Termination Trigger Date Commitment Fee.

(b) Classification: Class 1 consists of Other Secured Claims.

(c) Treatment: The legal, equitable, and contractual rights of Holders of Allowed Other Secured Claims are unaltered by this Plan. On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Secured Claim, on the Effective Date, each Holder of an Allowed Other Secured Claim shall receive, at the Debtors’ or Reorganized Debtors’ option (as applicable), either (i) payment in full in Cash, (ii) delivery of the Collateral securing its Allowed Other Secured Claim, (iii) Reinstatement of its Allowed Other Secured Claim, or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code. For the avoidance of doubt, each Holder of a Commitment Fee Claim has agreed to receive, and shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Commitment Fee Claim, its Pro Rata Share of the Commitment Fee Amount; provided, subject to the Plan Supplement Documents, that $5,000,000 of such Commitment Fee Amount shall be held in escrow as part of the Contingent Additional Consideration, and released to such Holders of Allowed Commitment Fee Claims entitled thereto no later than five (5) Business Days after the Debtors and Renesas, as applicable, obtain Regulatory Approvals prior to a Regulatory Trigger Deadline; provided, however, to the extent the Regulatory Trigger Deadline occurs before Regulatory Approvals are obtained, each Holder of a Commitment Fee Claim agrees that the Commitment Fee Amount shall be reduced by such $5,000,000, and distribution of such reduced Commitment Fee Amount shall be in full and final satisfaction, release, and discharge of its Allowed Commitment Fee Claim.

(d) Impairment and Voting: Class 1 is Unimpaired, and the Holders of Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Other Secured Claims. Holders of Other Secured Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

4.2.	Other Priority Claims (Class 2).

(a) Classification: Class 2 consists of Other Priority Claims.

(b) Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by this Plan. On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Other Priority Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Priority Claim, on the Effective Date, each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

(c) Impairment and Voting: Class 2 is Unimpaired, and the Holders of Other Priority Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Priority Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to Other Priority Claims. Holders of Other Priority Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

4.3.	Senior Secured Notes Claims (Class 3).

(a) Allowance: The Senior Secured Notes Claims shall be Allowed in an amount equal to the outstanding principal amount of the Senior Secured Notes plus all accrued and unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under or in connection with the Senior Secured Notes Indenture as of the Effective Date, including, for the avoidance of doubt, the Make-Whole Amount (as defined in the Senior Secured Notes Indenture) as of the Petition Date.

(b) Classification: Class 3 consists of Senior Secured Notes Claims.

(c) Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Senior Secured Notes Claim agrees to less favorable treatment of its Allowed Senior Secured Notes Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Senior Secured Notes Claim, on the Effective Date, each Holder of an Allowed Senior Secured Notes Claim shall receive its Pro Rata Share of:

(i)	the New Senior Secured Notes; and

(ii)	the Effective Date Cash Payment.

(d) Impairment and Voting: Class 3 is Impaired, and the Holders of Senior Secured Notes Claims in Class 3 are entitled to vote to accept or reject this Plan.

4.4.	Convertible Notes Claims (Class 4).

(a) Allowance: The Convertible Notes Claims shall be deemed Allowed in the aggregate principal amount under the 2026 Notes Documents, 2028 Notes Documents, and 2029 Notes Documents, collectively, plus accrued and unpaid interest on such principal amount and any other premiums, fees, costs, or other amounts due and owing pursuant to the 2026 Notes Documents, 2028 Notes Documents, and 2029 Notes Documents, collectively, as of the Petition Date.

(b) Classification: Class 4 consists of Convertible Notes Claims.

(c) Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Convertible Notes Claim agrees to less favorable treatment of its Allowed Convertible Notes Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Convertible Notes Claim, on the Effective Date, each Holder of an Allowed Convertible Notes Claim shall receive its Pro Rata Share of:

(i) the New 2L Convertible Notes Rights (subject to the Initial Backstop Parties’ Premium and the Backstop Holdback Allocation);

(ii) the New 2L Takeback Notes; and

(iii) 56.3% of the New Common Stock (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants).

(d) Impairment and Voting. Class 4 is Impaired, and the Holders of Convertible Notes Claims are entitled to vote to accept or reject this Plan.

4.5.	Renesas Claims (Class 5).

(a) Allowance: The Renesas Claims shall be deemed Allowed in the aggregate principal amount under the CRD, plus accrued and unpaid interest on such principal amount and any other premiums, fees, costs, or other amounts due and owing pursuant to the CRD as of the Petition Date.

(b) Classification: Class 5 consists of the Renesas Claims.

(c) Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that Renesas agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of all Renesas Claims, Renesas shall receive, subject in all respects to the terms of this Plan and applicable Plan Supplement Documents:

(i) the Base Consideration;

(ii) if applicable, and without duplication with clause (i) above, the Base Consideration Proceeds; and

(iii) if the Regulatory Trigger Deadline occurs, the Contingent Additional Consideration.

(d) Impairment and Voting. Class 5 is Impaired, and the Holders of Renesas Claims are entitled to vote to accept or reject this Plan.

4.6.	General Unsecured Claims (Class 6).

(a) Classification: Class 6 consists of General Unsecured Claims.

(b) Treatment: The legal, equitable, and contractual rights of the Holders of Allowed General Unsecured Claims are unaltered by this Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive payment in full in Cash on the Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c) Impairment and Voting: Class 6 is Unimpaired, and the Holders of General Unsecured Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of General Unsecured Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such General Unsecured Claims. Holders of General Unsecured Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

4.7.	Intercompany Claims (Class 7).

(a) Classification: Class 7 consists of Intercompany Claims.

(b) Treatment: On or as soon as reasonably practicable after the Effective Date, all Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors or Reorganized Debtors, as applicable, and with the consent of the Required Consenting Creditors.

(c) Impairment and Voting: Class 7 is either (i) Unimpaired, and the Holders of Intercompany Claims in Class 7 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired, and such Holders are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Claims.

4.8.	Intercompany Interests (Class 8).

(a) Classification: Class 8 consists of Intercompany Interests.

(b) Treatment: On or as soon as reasonably practicable after the Effective Date, all Intercompany Interests shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors or Reorganized Debtors, as applicable, and with the consent of the Required Consenting Creditors.

(c) Impairment and Voting: Class 8 is either (i) Unimpaired, and Holders of Intercompany Interests in Class 8 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired, and such Holders of Intercompany Interests are conclusively deemed to have rejected this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Interests.

4.9.	510(b) Claims (Class 9).

(a) Classification: Class 9 consists of 510(b) Claims.

(b) Treatment: 510(b) Claims shall be Unimpaired and shall, unless otherwise set forth in this Plan, continue in the ordinary course.

(c) Impairment and Voting: Class 9 is Unimpaired, and Holders of 510(b) Claims in Class 9 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of 510(b) Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such 510(b) Claims. Holders of 510(b) Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out the Third-Party Release.

4.10.	Existing Equity Interests (Class 10).

(a) Classification: Class 10 consists of Existing Equity Interests.

(b) Treatment: On the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Existing Equity Interest shall receive its Pro Rata Share of the Equity Recovery (subject to dilution from the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, Incentive Plans, and the exercise of the Renesas Warrants); provided, that, if the Distribution Event occurs, the Equity Recovery shall be reduced from 5.0% to 3.0% of the New Common Stock. On the Effective Date, all Existing Equity Interests and other Interests shall be cancelled, released, extinguished, and of no further force and effect.

(c) Impairment and Voting: Class 10 is Impaired and its Holders are not receiving or retaining any property under this Plan on account of the value of their Existing Equity Interests; provided, such Holders of Existing Equity Interests are receiving a recovery as a gift from the applicable creditors. Accordingly, because their recovery is funded solely as a gift from applicable creditors, the Holders of Existing Equity Interests in Class 10 are conclusively deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interest are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Existing Equity Interests. Holders of Existing Equity Interests shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out the Third-Party Release.

ARTICLE V.

MEANS FOR IMPLEMENTATION.

5.1.	Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distribution, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Restructuring Transactions Exhibit, if any. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed

Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement and transactions are in the best interests of the Debtors, their Estates, and Holders of Allowed Claims and Allowed Interests, and is fair, equitable, and within the range of reasonableness. Subject to the provisions of this Plan governing distributions, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final. As consideration for, among other things, the Releases provided pursuant to this Plan, the Consenting Creditors have agreed pursuant to the Restructuring Support Agreement, for the benefit of the Debtors and the Debtors’ Estates, to make contributions to enable the implementation of this Plan, such contributions being fundamentally necessary to the implementation of this Plan. The compromises and settlements described herein shall be non-severable from each other and from all other terms of this Plan.

5.2. Continued Corporate Existence; Effectuating Documents; Corporate Action; Restructuring Transactions.

(a) Except as otherwise provided in this Plan, the Plan Supplement Documents, or, if applicable, the Restructuring Transactions Exhibit, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the respective Corporate Governance Documents (or other analogous formation, constituent, or Corporate Governance Documents) in effect before the Effective Date or the New Corporate Governance Documents or other applicable Corporate Governance Documents, except to the extent such certificate of incorporation, certificate of formation, bylaws or operating agreement (or other analogous formation, constituent, or Corporate Governance Documents) are amended by this Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to this Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

(b) Notwithstanding anything herein to the contrary, on or about the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall take all actions set forth in and contemplated by the Restructuring Transactions Exhibit, and enter into any transaction, and may take all actions as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary or appropriate to effectuate this Plan, including the Restructuring Transactions.

(c) Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, including (i) the assumption of Executory Contracts and Unexpired Leases as provided herein; (ii) the selection, or criteria for selection, of managers, directors, or officers for the Reorganized Debtors; (iii) the issuance of New Common Stock, the Renesas Warrants, and New Notes and entry into the New Notes Documents and Renesas Warrants Agreement; (iv) the distribution of the Plan Securities; (v) implementation of, and performance under, the Incentive Plans in accordance with Article (a) hereof; (vi) the consummation of the New 2L Convertible Notes Rights Offering; (vii) entry into the New Corporate Governance Documents; and (viii) all other actions contemplated by this Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof.

(d) The Confirmation Order shall and shall be deemed to, pursuant to sections 363, 1123, and 1142 of the Bankruptcy Code, authorize and direct parties, as applicable, among other things, to perform all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including the Restructuring Transactions.

(e) Each officer, director, or manager of the Debtors is (and each officer, director, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, File, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the Securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to this Plan.

(f) All matters provided for in this Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Restructuring Transactions shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors, managers, or officers of the Debtors or the Reorganized Debtors or by any other stakeholder, and with like effect as though such action had been taken unanimously by the stockholders, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors.

5.3. Intercompany Interests; Corporate Reorganization.

To the extent Reinstated under this Plan, on the Effective Date, the Intercompany Interests (a) shall be Reinstated for the ultimate benefit of the Holders of Claims that receive Plan Securities under this Plan, and their Holders shall receive no recovery or distribution, and (b) without the need for any further corporate action or approval of any board of directors, board of managers, managers, management, or stockholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Reinstated Intercompany Interests shall be deemed to be in full force and effect.

5.4. New Notes Documents.

(a) On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Notes Documents and the Intercreditor Agreements without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The New Notes Documents and the Intercreditor Agreements shall constitute legal, valid, binding and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the New Notes Documents (and other definitive documentation related thereto, including the Intercreditor Agreements) are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

(b) Confirmation of this Plan shall be deemed approval of the New Notes, the New Notes Documents, and the Intercreditor Agreements, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the New Notes Documents and the Intercreditor Agreements.

(c) On the Effective Date, all Liens and security interests granted pursuant to the applicable New Notes Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable law, this Plan, or the Confirmation Order.

(d) The Reorganized Debtors and the Persons granted Liens and security interests under the applicable New Notes Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5.5. New 2L Convertible Notes Rights Offering.

(a) On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall cause the New 2L Convertible Notes Rights Offering to be consummated for the New 2L Convertible Notes Rights Offering Amount, pursuant to the Rights Offering Documents and this Plan. The New 2L Convertible Notes Rights Offering shall have been conducted prior to the Effective Date, and the New 2L Convertible Notes shall have been issued pro rata to the participants in the New 2L Convertible Notes Rights Offering, pursuant to the New 2L Convertible Notes Rights Offering Procedures and this Plan and subject to the New 2L Convertible Notes Rights Offering Procedures, subject to, for the avoidance of doubt, the Initial Backstop Parties’ Premium and the Backstop Holdback Allocation. The New 2L Convertible Notes Rights Offering shall be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement.

(b) Entry of the Rights Offering Procedures Order and Backstop Order shall constitute Bankruptcy Court approval of the New 2L Convertible Notes Rights Offering, the Rights Offering Documents, the Backstop Agreement, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the issuance of New 2L Convertible Notes pursuant thereto (including New 2L Convertible Notes on account of the Backstop Premium) and the payment of all fees, indemnities, expenses, and other payments provided for in connection therewith, and authorization of the Reorganized Debtors to enter into and execute any other documents necessary to effectuate the transactions in this Section 5.5 and the Backstop Agreement.

(c) The consummation of the New 2L Convertible Notes Rights Offering is conditioned on the consummation of this Plan and satisfaction of the applicable conditions specified in the Rights Offering Documents. The New 2L Convertible Notes Rights may not be sold, transferred, or assigned, except in the circumstances set forth in the Rights Offering Documents.

5.6. Section 1145 Exemption.

(a) No registration statement shall be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer, issuance and distribution of the Plan Securities under this Plan, the Restructuring Transactions Exhibit, the Rights Offering Documents, the Confirmation Order, or the Renesas Warrants Agreement.

(b) The offering, sale, issuance, and distribution of the Plan Securities in exchange for Claims pursuant to Article II, Article III, Article IV and other provisions of this Plan, the Restructuring Transactions Exhibit, the Confirmation Order, the Rights Offering Documents, and the Renesas Warrants Agreement shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration for the offer or sale of a Security pursuant to section 1145(a) of the Bankruptcy Code. Any and all such Plan Securities issued pursuant to Section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act by the recipients thereof pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, (A) unless the holder (i) is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code, (ii) is an “affiliate” of Reorganized Parent, as applicable (as defined in rule 144(a)(1) in the Securities Act), or (iii) has been such an “affiliate” within ninety (90) days of such transfer, and (B) except with respect to New 2L Convertible Notes purchased by the Backstop Parties, (i) in respect of the Holdback Rights Offering Amount and (ii) that are not subscribed and purchased by the Holders of Allowed Convertible Notes Claims in respect of the Non-Holdback Rights Offering Amount, and in each case subject to (1) compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities; (2) the restrictions, if any, on the transferability of such Securities in the Corporate Governance Documents of the issuer of, or in agreements or instruments applicable to holders of, such Securities; and (3) any other applicable regulatory approval.

(c) To the maximum extent permitted by law, the issuance and/or authorization of the Base Consideration (including the issuance of New Renesas 2L Takeback Convertible Notes to Renesas) and, if applicable, Contingent Additional Consideration shall be effective as of the Effective Date, and issued pursuant to Section 1145 of the Bankruptcy Code.

(d) To the extent any portion of the Plan Securities is not eligible for the exemption of registration provided by section 1145 of the Bankruptcy Code, the offering, sale, issuance, and distribution of such Plan Securities shall be made in reliance upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and on equivalent state law registration exemptions or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act. Any Plan Securities that are not issued pursuant to section 1145(a) of the Bankruptcy Code will be considered “restricted” Plan Securities, will bear customary legends and transfer restrictions, and may not be resold except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144A, Regulation S, and/or Rule 144 of the Securities Act, subject to, in each case, the transfer provisions, if any, and other applicable provisions set forth in the Corporate Governance Documents of the applicable issuers. Any recipients of the Plan Securities that are Affiliates of Reorganized Parent will receive “control” Plan Securities that will be subject to the “control securities” restrictions of Rule 144 of the Securities Act.

(e) The Reorganized Debtors and Reorganized Parent need not provide any further evidence other than this Plan and the Confirmation Order with respect to the treatment of the Plan Securities under applicable securities laws. The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

(f) Notwithstanding anything to the contrary in this Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the offer and sale of the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities (including, for the avoidance of doubt, DTC) shall be required to accept and conclusively rely upon this Plan or the Confirmation Order in lieu of a legal opinion regarding whether the offer and sale of the Plan Securities are exempt from registration.

(g) Distributions of Plan Securities under the Plan will be made through the facilities of DTC in accordance with DTC’s customary practices; provided, that such Plan Securities will only be issued in accordance with DTC book-entry procedures if the same are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that Plan Securities are not eligible for distribution in accordance with DTC’s customary practices, the Debtors or Reorganized Debtors, as applicable, will take such reasonable actions as may be required to cause distributions of the Plan Securities under the Plan.

(h) The Reorganized Debtors shall use commercially reasonable efforts to provide for the New Common Stock to be listed on the NYSE or NASDAQ on the Effective Date, and if after the use of such efforts, the Reorganized Debtors are unsuccessful, the Reorganized Debtors shall use commercially reasonable efforts to provide for the New Common Stock to be regularly traded on an established Securities market within the meaning of Treasury Regulations Section 1.897-1 and 1.897-9T on the Effective Date or as soon as practicable thereafter.

(i) To the extent any Reserve Shares are issued to a third party pursuant to section 4(a)(2) of the Securities Act, such issuances will be deemed approved by Reorganized Parent’s stockholders for purposes of compliance with the rules of NYSE or NASDAQ, as applicable, and shall be deemed to satisfy any stockholder approval requirements for NYSE or NASDAQ, as applicable.

5.7. Disposition Agreement.

(a) If the Effective Date occurs prior to Renesas receiving Regulatory Approvals, Reorganized Parent shall enter into the Disposition Agreement on the Effective Date, and the Reorganized Debtors shall implement the transactions thereunder in accordance with its terms. The Renesas Contingent Documentation shall be effective on the later of (i) the Effective Date and, and (ii) the date that is nineteen (19) weeks after the Effective Date if all Regulatory Approvals, other than CFIUS Approval or the Additional Approvals, have been obtained. The Renesas Contingent Documentation shall provide for, among other things, the retention and onboarding of the Sales Agent as of the later of (x) the Effective Date and, (y) the date that is nineteen (19) weeks after the Effective Date if all Regulatory Approvals, other than CFIUS Approval or the Additional Approvals, have been obtained.

(b) Pursuant to this Plan, on the Effective Date, the Reorganized Debtors shall reserve on their books and records New Common Stock for issuance in an amount equal to the Reserve Shares.

(c) Upon the ELOC/ATM Programs Termination Date, Renesas shall receive the remaining Base Consideration and, if applicable, the Contingent Additional Consideration, not previously distributed to Renesas, less any portions of the Base Consideration and, if applicable, the Contingent Additional Consideration, in respect of which Renesas has received Sale Proceeds pursuant to the ELOC/ATM Programs and Registered Primary Offerings.

(d) For the avoidance of doubt, in no event shall Renesas be entitled to, or have designation rights to direct the sale or disposition of or the realization of proceeds from, Reserve Shares representing the Contingent Shares or Consideration Shares representing the Contingent Shares, in each case until Renesas is entitled to the Contingent Additional Consideration due to the occurrence of the Regulatory Trigger Deadline.

(e) Renesas shall hold its right or entitlement to receive the Base Consideration and the Contingent Additional Consideration through a U.S. W-9 Provider; provided, if Renesas determines that it is not commercially reasonable to hold such right or entitlement through a U.S. W-9 Provider, then Renesas may, transfer such right or entitlement to an affiliate that is not a U.S. W-9 Provider as long as (i) Renesas provides the Company written notice of such transfer no later than the earlier of (A) ten (10) days after the transfer and (B) five (5) days prior to any transfer or release of the Base Consideration, the Contingent Additional Consideration or any consideration pursuant to sales under the ELOC/ATM Programs or the Registered Primary Offerings, (ii) Renesas and such transferee agree in writing that the Reorganized Debtors shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any distribution, payment or transfer made pursuant to the Contingent Consideration Term Sheet or any transactions or documentation entered into in connection therewith, such amounts as are required to be deducted and withheld with respect to the making of such payment under the tax law; provided that, notwithstanding the foregoing, in any case where Renesas or such transferee is subject to withholding, the Company’s sole remedy shall be to withhold or deduct the required amounts under applicable tax law and (ii) such transferee shall provide the Reorganized Debtors a valid IRS Form W-8BEN-E (or amended or comparable substitute form). Reorganized Debtors and Renesas agree to cooperate in good faith to eliminate or minimize any applicable withholding tax imposed on the transactions contemplated hereby or any transfer of consideration pursuant to sales under the ELOC/ATM Programs or the Registered Primary Offerings, in each case to the extent permitted by applicable law.

5.8. Renesas Warrants; Settlement of Warrants and New Renesas 2L Takeback Convertible Notes.

(a) On the Effective Date, and subject to the Renesas Contingent Documentation, the Reorganized Debtors and Renesas shall enter into the Renesas Warrants Agreement.

(b) If the Distribution Event has occurred, on or prior to the expiration of the exercise rights and conversion rights described in the Renesas Warrants Agreement and New Renesas 2L Takeback Convertible Notes Documents, respectively, Renesas will have the option to deliver a direction letter instructing the Reorganized Parent to reduce the number of Renesas Warrants or New Renesas 2L Takeback Convertible Notes that Renesas would be entitled to receive on the Renesas Base Distribution Date (a “Direction Letter”); provided, that for the avoidance of doubt, the Reserve Shares that were underlying the Renesas Warrants and the New Renesas 2L Takeback Convertible Notes that were eligible for sale shall remain eligible for sale following such exercise or conversion.

(c) For the avoidance of doubt, (i) all Renesas Warrants shall be issued and exercisable into New Common Stock as of the Effective Date, or if the Distribution Event has occurred, the Renesas Base Distribution Date, or later date in accordance with the terms thereof, (ii) if the Distribution Event has occurred, prior to the Renesas Base Distribution Date, the New Renesas 2L Takeback Convertible Notes shall not be convertible into shares of New Common Stock (but without limiting this Article 5.8), and upon the Renesas Base Distribution Date shall be exchanged (to the extent required) for New Renesas 2L Takeback Convertible Notes convertible into New Common Stock in accordance with the New Renesas 2L Takeback Convertible Notes Documents and (iii) if the Distribution Event has occurred, upon the Renesas Base Distribution Date, any Reserve Shares that would be issued as a result of the conversion of any New Renesas 2L Takeback Convertible Notes or exercise of the Renesas Warrants shall not be transferred to Renesas pending such conversion or exercise in accordance with the terms of the respective instruments, while the number of Reserve Shares already converted from the New Renesas 2L Takeback Convertible Notes or exercised by the Renesas Warrants shall be transferred to Renesas (unless those have been sold according to a Direction Letter).

5.9. Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, including with respect to Executory Contracts or Unexpired Leases that shall be assumed by the Reorganized Debtors, or any contract, instrument, or other agreement or document created in connection with this Plan, on the Effective Date, all agreements, instruments, notes, certificates, mortgages, security documents, Prepetition Credit Documents, and any other documents evidencing any Claim or Interest (other than Intercompany Claims and Intercompany Interests that are not modified by this Plan) and any rights of any Holder in respect thereof shall be deemed cancelled, discharged, and of no further force or effect, without any further act or action of any person under any applicable agreement, instrument, document, law, regulation, order, or rule, and the obligations of the Debtors thereunder shall be deemed automatically fully satisfied, released, and discharged. Notwithstanding such cancellation and discharge on the Effective Date and the release of the Notes Trustees from their respective duties thereunder, the Senior Secured Notes Indenture, Additional Notes Purchase Agreement, the Convertible Notes Indentures, and the CRD shall continue in effect solely (a) to the extent necessary to allow the Holders of Allowed Senior Secured Notes Claims, Commitment Fee Claims, Convertible Notes Claims, and Renesas Claims to receive distributions under this Plan in accordance therewith, including the Effective Date Cash Payment; (b) to the extent necessary to allow the Debtors, the Reorganized Debtors, and/or the Notes Trustees each to make post-Effective Date distributions in accordance with the Plan at the expense of the Reorganized Debtors, subject to their respective rights as Notes Trustee under the Notes Indentures or take such other action expressly authorized by the Plan on account of Allowed Senior Secured Notes Claims, Commitment Fee Claims, Convertible Notes Claims, and Renesas Claims; and (c) to appear in the Chapter 11 Cases, provided, that nothing in the foregoing shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan or result in any liability or expense to the Reorganized Debtors. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any Executory Contract or lease to the extent such Executory Contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder. For the avoidance of doubt, the Notes Trustees shall have no ongoing duties to the Holders of the Senior Secured Notes Claims or the Convertible Notes Claims under any of the canceled and discharged Notes Indentures following the Effective Date of the Plan other than as expressly set forth in the Plan or Confirmation Order.

5.10. Cancellation of Liens; Existing Equity Interests, and other Interests.

(a) Except as otherwise specifically provided herein, including pursuant to Article 5.2(a) of this Plan, all notes, instruments, certificates or other agreement or document evidencing debt of the Debtors, Existing Equity Interests, and other Interests will be cancelled and obligations of the Debtors thereunder will be discharged and of no further force or effect, except, where applicable, for the purpose of allowing the applicable agents and trustees to receive distributions from the Debtors under this Plan and to make any further distributions to the applicable Holders on account of their Claims.

(b) Upon the full payment or other satisfaction of its Allowed Other Secured Claim, or promptly thereafter, any Lien securing any Other Secured Claim shall be deemed released and the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or the Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

(c) After the Effective Date and following the (i) distributions to Holders on account of Allowed Senior Secured Notes Claims, Allowed Convertible Notes Claims, and Allowed Renesas Claims and (ii) payment of the Restructuring Expenses, any Lien securing such Claims shall be deemed released and the Debtors or the Reorganized Debtors may, in their sole discretion, take any action necessary to terminate, cancel, extinguish, and/or evidence the release of any and all mortgages, deeds of trust, Liens, pledges, and other security interests with respect to the Senior Secured Notes Claims, including the preparation and filing, in form, substance, and content of any and all documents necessary to terminate, satisfy, or release any mortgages, deeds of trust, Liens, pledges, and other security interests held by the Senior Secured Notes Trustee and the Senior Secured Noteholders, including UCC-3 termination statements.

5.11. Officers and Boards of Directors.

(a) The composition of the New Board shall be determined by the Selection Committee. The members of the Selection Committee shall work together in good faith and shall have ultimate decision-making responsibility for selecting the composition of the New Board by not later than the deadline to File the Plan Supplement; provided, that the Chief Executive Officer of Reorganized Parent shall be a member of the New Board and board of the Reorganized Parent and Renesas shall be entitled to select one (1) member of the board of the Reorganized Parent pending requisite Regulatory Approval in accordance with the Investor Rights Agreement; provided further, that upon the occurrence of the Renesas Base Distribution Date, the board seat reserved for the individual Renesas designates to sit on the New Board shall be immediately filled by such individual in accordance with Reorganized Parent’s New Corporate Governance Documents, and in accordance with the Restructuring Support Agreement.

(b) The composition of the New Board shall comply with NYSE or NASDAQ requirements, as applicable, for public companies, and, for so long as the Reorganized Debtors maintains a facility security clearance, the National Industrial Security Program Operating Manual Rule (32 C.F.R. Part 117), including implementation of an agreement with DCSA to mitigate foreign ownership, control or influence that may require the appointment of one independent, security-cleared DCSA-approved board directors so long as Renesas holds the right to select one or more member of the board of the Reorganized Parent, but, in any event, Reorganized Parent shall provide Renesas no more than a 10% voting representation on the board of the Reorganized Parent by maintaining a sufficient number of its members.

(c) The officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on the Effective Date. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

(d) Except to the extent that a member of the board of directors or a member of the board of managers, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or board of managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.12. Incentive Plans.

As soon as practicable after the Effective Date, the New Board shall adopt and implement the Incentive Plans.

5.13. Authorization, Issuance, and Delivery of Plan Securities.

On the Effective Date, Reorganized Parent is authorized to transfer, issue or cause to be issued and shall transfer or issue the Plan Securities, including, for the avoidance of doubt, the Contingent Additional Consideration, if applicable, for distribution in accordance with the terms of this Plan without the need for any further board, stockholder, or other corporate action. All of the Plan Securities transferable or issuable under this Plan, when so transferred or issued, shall be duly authorized, validly issued, fully paid, and non-assessable. To the extent applicable, Reorganized Parent’s New Corporate Governance Documents shall provide for sufficient shares of authorized New Common Stock to effectuate the issuance of New Common Stock contemplated by and in connection with this Plan, including the Incentive Plans, and Reorganized Parent shall issue or reserve for issuance a sufficient number of shares of New Common Stock to effectuate all such issuances. Each Holder of New Common Stock shall be deemed, without further notice or action, to have agreed to be bound by the New Corporate Governance Documents, as the same may be amended from time to time following the Effective Date in accordance with their terms. The New Corporate Governance Documents shall be binding on all Entities receiving New Common Stock (and their respective successors and permitted assigns), whether received pursuant to this Plan or otherwise and regardless of whether such Entity executes or delivers a signature page to any New Corporate Governance Document.

5.14. Regulatory Approvals.

The Debtors, Reorganized Debtors, and Renesas, as applicable, shall, subject to the Restructuring Support Agreement, use best efforts to provide any necessary or desirable diligence, including all screening diligence questions, and file all Regulatory Approvals. The Debtors, Reorganized Debtors, and Renesas, as applicable, shall, subject to the Restructuring Support Agreement, take all commercially reasonable actions necessary to obtain all Regulatory Approvals, including taking all commercially reasonable actions in response to applicable regulatory authority requests of the Debtors and/or Renesas in accordance with the Restructuring Support Agreement, until the earlier of (a) the Regulatory Trigger Deadline and (b) the date upon which the Debtors or Reorganized Debtors, as applicable, and Renesas shall have received all Regulatory Approvals. With respect to costs incurred by Renesas in connection with obtaining the Regulatory Approvals, the Debtors or Reorganized Debtors, as applicable, shall pay the reasonable and documented fees and expenses of the Renesas Advisors incurred in connection with securing the Regulatory Approvals prior to receiving all Regulatory Approvals or the occurrence of the Regulatory Trigger Deadline.

5.15. Nonconsensual Confirmation.

To the extent any Voting Class has not voted to accept this Plan, the Debtors intend to undertake to have the Bankruptcy Court confirm this Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject this Plan.

5.16. Resale & Registration Rights.

(a) On the Effective Date, the Reorganized Debtors shall enter into the Registration Rights Agreement on the terms set forth in, and otherwise subject to, the Restructuring Support Agreement.

(b) With respect to the New Common Stock, Reorganized Parent shall provide Renesas with customary resale registration rights with respect to the Consideration Shares (and as applicable, the New Common Stock underlying the New Renesas 2L Takeback Convertible Notes or the Renesas Warrants) issued to Renesas pursuant to this Plan and the Restructuring Support Agreement, pursuant to the Registration Rights Agreement and shall be effective as of the Effective Date.

(c) The Registration Rights Agreement shall provide that, prior to the Renesas Base Distribution Date, Renesas may require the Reorganized Parent to, among other things, file the Primary Registration Statement no later than thirty (30) days following a written request by Renesas to conduct a Registered Primary Offering and pay the proceeds of Registered Primary Offerings directly to Renesas pursuant to the Disposition Agreement; provided, that if all Regulatory Approvals, other than CFIUS approval or the Additional Approvals, have been obtained, Renesas shall not have the ability to exercise the right to require the Reorganized Parent to file a Primary Registration Statement to conduct a Registered Primary Offering until nineteen (19) weeks after the Effective Date.

(d) For the avoidance of doubt, it is understood and acknowledged that the Consenting Convertible Noteholders shall also be party to the Registration Rights Agreement and shall receive certain customary registration rights consistent with their respective holdings with respect to shares of New Common Stock, including shares underlying the New 2L Convertible Notes, issued to the Consenting Convertible Noteholders in accordance with this Plan; provided, that shares that are freely tradeable under section 1145(a) of the Bankruptcy Code shall not be covered by such registration rights.

5.17. Closing of the Chapter 11 Cases.

After an Estate has been fully administered, the Reorganized Debtors shall be authorized, but not directed, to submit an order to the Bankruptcy Court under certification of counsel to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules.

5.18. Notice of Effective Date.

On or as soon as practicable after the Effective Date, the Debtors shall File a notice of the occurrence of the Effective Date with the Bankruptcy Court.

5.19. Separate Plans.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

ARTICLE VI.

DISTRIBUTIONS.

6.1. Distributions Generally.

The Distribution Agent shall make all distributions under this Plan to the appropriate Holders of Allowed Claims in accordance with the terms of this Plan, provided that initial Plan distributions (other than for the Commitment Fee Amount to Holders of Allowed Senior Secured Notes Claims entitled thereto under the Additional Notes Purchase Agreement as provided in Article 4.3(b)(iii), which shall be made by the Debtors or the Reorganized Debtors) shall be made to or at the direction of the respective Notes Trustees for further distribution in accordance with the Senior Secured Notes Indenture and the Convertible Notes Indentures respectively.

6.2. Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. In addition, with respect to payment of any

Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. Notwithstanding the foregoing, the Distribution Record Date shall not apply to distributions in respect of securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or this Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

6.3. Date of Distributions.

(a) Except as otherwise provided in this Plan (including payments made in the ordinary course of the Debtors’ business) or as paid pursuant to a prior Bankruptcy Court order, on the Effective Date or, if a Claim or Interest is not Allowed on the Effective Date, on the date that such Claim or Interest becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, or as otherwise determined in accordance with this Plan and Confirmation Order, including the treatment provisions of Article IV of this Plan, each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class provided in this Plan; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate (but subject in all respects to the Definitive Documents); provided further, that the Reorganized Debtors may make distributions of Plan Securities following the Effective Date, including to Holders of Disputed Claims that become Allowed Claims; provided further, that any Holder participating in the Rights Offering may inform the Distribution Agent pursuant to the Rights Offering Procedures that the distributions in respect of such Holder’s Allowed Claims shall be made to one or more of its Affiliates, designees or Related Funds. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII; provided, that any Plan Security that is issuable to Holders of Allowed Claims but is withheld from distribution on account of a Holder of a Disputed Claim shall not be issued until such time such Disputed Claim is resolved and the Plan Securities are to be distributed. Except as specifically provided in this Plan, Holders of Allowed Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

(b) For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided, that Claims held by a single entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released pursuant to Article X of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay fees payable pursuant to section 1930(a) of the Judicial Code until such time as a particular Chapter 11 Case is closed, dismissed, or converted, whichever occurs first.

6.4. Delivery of Distributions to Senior Secured Notes and Convertible Notes.

Distributions to holders of Senior Secured Notes and Convertible Notes shall be made in exchange for such Senior Secured Notes and Convertible Notes. All Distributions with respect to the Senior Secured Notes (other than the Commitment Fee Amount) and Convertible Notes shall be made to or at the direction of the applicable Indenture Trustee. As a condition precedent to the Distributions provided for in this subsection, but, solely with respect to the Convertible Noteholders, subject to the Rights Offering

Procedures, the Senior Secured Noteholders and Convertible Noteholders shall be deemed to have surrendered their Senior Secured Notes and Convertible Notes and all such surrendered Senior Secured Notes and Convertible Notes and the related book entry positions and other documents shall be deemed to be cancelled in accordance with Section (a) of the Plan as of the Effective Date in exchange for such Distributions. With respect to each Distribution to be made to the Senior Secured Notes and Convertible Notes, the applicable Indenture Trustee’s facilitation of such Distribution shall be deemed satisfied upon DTC’s receipt of such Distribution.

6.5. Distribution Agent.

All distributions under this Plan to claims other than with respect to Senior Secured Notes or Convertible Notes shall be made by the applicable Distribution Agent which may be a Debtor, Reorganized Debtor, or such other Entity designated as Distribution Agent pursuant to the Plan Supplement Documents, on or after the Effective Date or as otherwise provided herein. A Distribution Agent shall not be required to give any bond or surety or other Security for the performance of its duties, and all reasonable fees and expenses incurred by such Distribution Agents directly related to distributions hereunder shall be reimbursed by the Reorganized Debtors.

6.6. Rights and Powers of Distribution Agent.

(a) From and after the Effective Date, the Distribution Agent, solely in its capacity as Distribution Agent, shall be exculpated by all Entities, including Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Distribution Agent by this Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of this Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Distribution Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action vested in a Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by such Distribution Agent to be necessary and proper to implement the provisions hereof.

(b) The Distribution Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Distribution Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Distribution Agent to be necessary and proper to implement the provisions of this Plan.

6.7. Expenses of Distribution Agent.

Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the reasonable and documented fees and expenses incurred by the Distribution Agent acting in such capacity (including reasonable and documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.8. No Postpetition Interest.

Except as otherwise specifically provided for in this Plan, the Confirmation Order, any other Definitive Document, another Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.9.	Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim shall be made by a Distribution Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims (or to the Note Trustees as provided herein in the case of Senior Secured Notes Claims (other than the Commitment Fee Amount) and Convertible Notes Claims); provided, that any Holder participating in the Rights Offering as of the Distribution Record Date may send a written notice to the Distribution Agent that the distributions in respect of such Holder’s Allowed Claims shall be made to one or more of its Affiliates, designees or Related Funds; provided further, that such Holder and relevant Affiliate, designee, or Related Fund comply with all applicable withholding and reporting requirements set forth in Article 6.20 of this Plan. If a distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Distribution Agent to attempt to locate Holders of undeliverable distributions and, if located, assist such Holders in complying with Article 6.20 of this Plan.

6.10. Distributions as of Effective Date.

Distributions to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.11. Unclaimed Property.

One year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date of a distribution on an Allowed Claim, all distributions payable on account of such Claim that are undeliverable or otherwise unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all Claims of any other person (including the Holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s Filings. In respect of the Renesas Claims, this Article 6.11, to the extent applicable, shall be subject to the Renesas Contingent Documentation in all respects.

6.12. Time Bar to Cash Payments.

Checks issued by the Distribution Agent in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the applicable Distribution Agent by the Holder of the Allowed Claim to whom such check was originally issued, prior to the expiration of the ninety (90) day period.

6.13. Manner of Payment under Plan.

Except as otherwise specifically provided in this Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.14. Satisfaction of Claims.

Except as otherwise specifically provided in this Plan, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, release, settlement, and discharge of and exchange for such Allowed Claims.

6.15. Fractional Stock.

No fractional shares of New Common Stock shall be distributed. If any distributions of New Common Stock pursuant to this Plan would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Common Stock to be distributed in connection with this Plan shall be adjusted as necessary to account for the rounding provided for in this Article 6.15. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock. Fractional shares of New Common Stock that are not distributed in accordance with this section shall be returned to, and the ownership thereof shall vest in, the Reorganized Debtors; provided that, with respect to distributions of New Common Stock through the facilities of DTC, such distributions shall be subject to further rounding adjustments in accordance with the applicable procedures of DTC.

6.16. Minimum Cash Distributions.

The Distribution Agent shall not be required to make any distribution of Cash less than one hundred dollars ($100) to any Holder of an Allowed Claim; provided, that if any distribution is not made pursuant to this Article 6.16, such distribution shall be added to any subsequent distribution to be made on behalf of the Holder’s Allowed Claim.

6.17. Setoffs.

(a) The Debtors and the Reorganized Debtors, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made pursuant to this Plan on account of such Claim, any and all Claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors or their successors may have against the Holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the Holder of such Claim.

(b) In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor, unless (i) the Debtors or the Reorganized Debtors, as applicable, have consented or (ii) such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise. Notwithstanding the foregoing, this paragraph does not create any new rights to setoff or recoupment that did not exist under any applicable law or agreement in existence prior to the Effective Date.

6.18. Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Article 6.9 herein or as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.19. No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything in this Plan to the contrary, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

6.20. Withholding, Reporting Requirement, and Intended Tax Treatment.

(a) Withholding Rights. In connection with this Plan, any party issuing any instrument or making any distribution described in this Plan or payment in connection therewith shall comply with all applicable withholding and reporting requirements imposed by any applicable tax law, and all distributions pursuant to this Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash issuance or distribution that is subject to withholding, and subject to Article 6.20 of this Plan, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax) and, if applicable, remit any excess Cash to the applicable recipient, or (ii) pay the withholding tax using its own funds and retain such withheld property (at fair market value as reasonably determined in good faith by the Reorganized Debtors). Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan to the extent the corresponding withholding tax is paid to the applicable taxing authority. Notwithstanding the foregoing, each Holder of an Allowed Claim or any other Entity that receives a distribution pursuant to this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed by any Governmental Unit, including income, withholding, and other taxes, on account of such distribution, except to the extent the amounts have been withheld or deducted by the Reorganized Debtors. Any party issuing any instrument or making any distribution pursuant to this Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors shall reasonably cooperate with the relevant recipients to minimize or eliminate any such withholding to the extent permitted by applicable tax law.

(b) Forms. Any party entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the Distribution Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Distribution Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate IRS Form W-9 or (if the payee is a foreign Entity) an appropriate IRS Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by applicable tax law. Notwithstanding the foregoing sentence, in any case where any Consenting Creditor fails to deliver a duly executed IRS Form W-9 or applicable IRS Form W-8 or any other tax form or certificate to eliminate any applicable withholding tax, the Reorganized Debtors’, the Distribution Agent’s, or such other Entity designated by the Reorganized Debtors or Distribution Agents’ sole remedy shall be to withhold required amounts under applicable tax law.

(c) Restructuring Support Agreement Intended Tax Treatments. The Reorganized Debtors and Debtors, as applicable, and Renesas agree to treat, for U.S. federal income tax purposes, (i) the Renesas Warrants issued as a portion of the consideration paid in respect of the Allowed Renesas Claim, and (ii) the New Renesas 2L Takeback Convertible Notes and the CRD, in each case, as a “security” of the Reorganized Debtors and Debtors, respectively, for purposes of sections 354 and 356 of the IRC, and the Treasury Regulations promulgated thereunder, and not as a “contingent payment debt instrument” within the meaning of Treasury Regulations section 1.1275-4. The Reorganized Debtors and the Consenting Creditors agree to treat, for U.S. federal income tax purposes, the New 2L Convertible Notes and New 2L Takeback Notes, in each case, not as a “contingent payment debt instrument” within the meaning of Treasury Regulations section 1.1275-4. The Reorganized Debtors and Debtors, as applicable, and the Consenting Senior Secured Noteholders agree to treat, for U.S. federal income tax purposes, the issuance of the New Senior Secured Notes as not giving rise to a “significant modification” (within the meaning of Treasury Regulations section 1.1001-3(e)) with respect to the Senior Secured Notes or an exchange or other disposition of the Senior Secured Notes by the Senior Secured Noteholders to the extent such position is permitted under applicable law, and the Debtors and the Reorganized Debtors, as applicable, shall cooperate in good faith with the Consenting Senior Secured Noteholders to support such treatment. The Debtors and the Reorganized Debtors, as applicable, and Consenting Creditors acknowledge that, based on the quotes available on the interdealer markets, the Convertible Notes were, for the quarter ending on March 31, 2025, and are expected to be, for the quarter ending on June 30, 2025, “regularly traded on an established securities market” within the meaning of Treasury Regulation sections 1.897-1 and 1.897-9T and, if trading activity on the Convertible Notes continues for all or any portion of subsequent quarters, that the Convertible Notes are expected to continue to be “regularly traded on an established securities” market for such purposes and for such quarters. The Reorganized Debtors and Debtors, as applicable, and Consenting Creditors shall file all tax returns consistent with, and take no position inconsistent with, the treatment set forth in this Article 6.20(d) (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the IRC. The Reorganized Debtors and Debtors, as applicable, and the Consenting Creditors agree to cooperate in good faith (and without undue cost or expense to the Reorganized Debtors and Debtors, as applicable) in determining whether any interest in the Reorganized Debtors is a United States real property interest within the meaning of Section 897 of the IRC, to the extent permitted by applicable law.

(d) Backstop Commitment Agreement Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Reorganized Debtors and the Backstop Parties agree (i) to treat (A) the Backstop Premium as “put premium” paid to the Backstop Parties, (B) the discount implied by the Purchase Price as original issue discount, (C) the Debtors and the Backstop Parties entering into the Backstop Commitment Agreement to create the obligation to purchase the New 2L Convertible Notes in respect of the Backstop Commitment (as defined in the Backstop Commitment Agreement) as a sale of put options (in consideration for the put premium described in clause (A)) by the Initial Backstop Parties, (D) solely in the event that a substantial amount of New 2L Convertible Notes is issued for cash, the issue price for all New 2L Convertible Notes as determined by reference to the Purchase Price paid in cash and (E) all New 2L Convertible Notes as part of the same issue and fungible with each other; and, with respect to each of the foregoing, no amount shall be treated as having been received in respect of services in connection with Backstop Commitment Agreement or the transactions contemplated thereby, including the right and obligation of the Initial Backstop Parties or the Rights Offering Backstop Parties (as defined in the Backstop Commitment Agreement) to purchase New 2L Convertible Notes in respect of the Direct Investment Commitment or Backstop Commitment (each as defined in the Backstop Commitment Agreement), respectively. The Reorganized Debtors and the Backstop Parties shall prepare and file all tax returns consistent with the tax treatment set forth in this Article 6.20(e) except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the IRC.

6.22. Release of Contingent Additional Consideration.

(a) If the Regulatory Trigger Deadline occurs, Renesas shall be entitled to the Contingent Additional Consideration in full (including its rights to proceeds therefrom), as applicable. At such time, the Contingent Cash shall immediately be released to Renesas in full from escrow, the Incremental New 2L Takeback Notes shall immediately be issued to Renesas, the Renesas Warrants Term Extension shall become effective, and the Contingent Shares (or economic entitlement to such Contingent Shares) shall be subject to and distributed through the ELOC/ATM Programs and Registered Primary Offerings.

(b) If, prior to the Regulatory Trigger Deadline, Renesas obtains all Regulatory Approvals, the Contingent Additional Consideration shall be distributed as follows:

(i) $10,000,000 of the Contingent Cash shall be remitted from the escrow account governed by the Contingent Cash Escrow Agreement to the Debtors or Reorganized Debtors, as applicable;

(ii) $5,000,000 of the Contingent Cash shall be distributed to those Holders of Commitment Fee Claims, which shall be released no later than five (5) Business Days after the Regulatory Approvals have been obtained;

(iii) The Incremental New 2L Takeback Notes shall not be issued;

(iv) The Contingent Shares shall be distributed to Holders of Existing Equity Interests; and

(v) The Renesas Warrants Term Extension shall not be implemented.

6.23. Release of Base Consideration & Contingent Additional Consideration.

Upon the Renesas Base Distribution Date, the Reorganized Debtors shall immediately issue directly to Renesas (i) all Base Consideration not previously distributed to Renesas, less any portions or equivalent proceeds of the Base Consideration in respect of which Renesas has received Sale Proceeds pursuant to the Disposition Agreement, in accordance with this Plan and Confirmation Order, and, to the extent the Renesas Base Distribution Date occurs after the Regulatory Trigger Deadline has occurred, (ii) the Contingent Additional Consideration, less any portions of the Contingent Additional Consideration in respect of which Renesas has received Sale Proceeds pursuant to the Disposition Agreement, in accordance with this Plan and Confirmation Order.

ARTICLE VII.

PROCEDURES FOR DISPUTED CLAIMS

7.1. Disputed Claims Generally.

(a) Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in this Plan or Confirmation Order, Holders of Claims, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, need not File Proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims as if the Chapter 11 Cases had not been commenced; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan, unless such Claim is Allowed hereunder.

(b) Unless disputed by a Holder of a Claim or as otherwise set forth in the Plan, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claim shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim, in which event the Claim shall become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

(c) Except for Proofs of Claim in respect of Claims arising from the rejection of an Executory Contract or Unexpired Lease, any Filed Claim shall be considered objected to and Disputed without further action by the Debtors. Upon and after the Effective Date, all Proofs of Claim, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, Filed against the Debtors, regardless of the time of filing, shall be deemed withdrawn and expunged. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Cost pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

7.2. Objections to Claims.

Except insofar as a Claim is Allowed under this Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims shall be served and Filed on or before the later of (a) two (2) years after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims other than through an objection to a Claim and/or to proof of such Claim Filed in the Bankruptcy Court.

7.3. Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may (a) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (b) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim, including at any time during litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.

7.4. Disallowance of Claims.

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

7.5. No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is Filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Disputed Claim becomes an Allowed Claim.

7.6. Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan, including the treatment provisions provided in Article IV of this Plan.

7.7. Claim Resolution Procedures Cumulative.

All of the Claims, objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan without further notice or Bankruptcy Court approval.

7.8. Single Satisfaction of Claims and Interests.

In no case shall the aggregate value of all property received or retained under this Plan on account of any Allowed Claim or Interest exceed 100 percent (100%) of the underlying Allowed Claim or Interest plus applicable interest required to be paid hereunder, if any.

ARTICLE VIII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1. Assumption or Rejection of Executory Contracts and Unexpired Leases .

(a) On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors, including, but not limited to, employee contracts, which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

(i) have been assumed, assumed and assigned, or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii) are the subject of a motion to reject Filed by the Debtors pending on the Effective Date;

(iii) are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on the Schedule of Rejected Executory Contracts and Unexpired Leases to be Filed in the Plan Supplement, which may be amended by the Debtors up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by Filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties;

(iv) are rejected or terminated pursuant to the terms of this Plan; or

(v) are the subject of a pending Cure Dispute.

(b) Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, assumptions and assignments, and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases provided for in this Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

(c) To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (a) the commencement of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (b) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (c) the Confirmation or consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non- Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

(d) Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

(e) The Debtors reserve the right, on or before the Effective Date, to amend the Schedule of Rejected Contracts and/or to add or remove any Executory Contract and Unexpired Lease; provided, the Debtors or Reorganized Debtors, as applicable, may amend the Schedule of Rejected Contracts to add or delete any Executory Contracts or Unexpired Leases after such date to the extent agreed with the relevant counterparties and entry of an order of the Bankruptcy Court.

(f) The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

8.2. Payments Related to Assumption of Executory Contracts and Unexpired Leases .

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

8.3. Claims on Account of the Rejection of Executory Contracts or Unexpired Leases.

(a) All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 6 General Unsecured Claim.

(b) Any Person or Entity that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article 10.5 hereof.

8.4. Survival of the Debtors’ Indemnification Obligations.

Except as otherwise provided in this Plan or the Confirmation Order, and subject to the Schedule of Retained Causes of Action, to the fullest extent permitted by applicable law, the Indemnification Obligations shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Debtors or the applicable Reorganized Debtors, as applicable, shall not indemnify any such officers, directors, agents, or employees of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission for which indemnification is barred under applicable law or that is excluded under the terms of the foregoing organizational documents or applicable agreements governing the Debtors’ Indemnification Obligations. The Reorganized Debtors shall not indemnify any Persons for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct. Except as otherwise provided in this Plan, all such Indemnification Obligations shall be deemed and treated as Executory Contracts that are assumed by the Debtors under this Plan.

8.5. Employee Plans.

(a) All Employee Plans that exist as of the Petition Date shall be assumed on the Effective Date as Executory Contracts pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, the assumption of any Employee Plans shall not trigger any applicable change of control, immediate vesting, termination, or similar provisions therein, including any right to severance pay in connection with a change in control. For the avoidance of doubt, unless expressly provided for in a Designated Employee Contract, if an Employee Plan provides in part for an award or potential award of Interests or consideration based on the value of Interests that have not vested into Existing Equity Interests as of the Petition Date, such Employee Plan shall be assumed in all respects other than the provisions of such agreement relating to Interest awards, which interest awards shall be cancelled and discharged.

(b) As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under all applicable workers’ compensation programs and in accordance with all applicable workers’ compensation Laws in states in which the Reorganized Debtors operate. Any Claims arising under workers’ compensation programs shall be deemed withdrawn once satisfied without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable law, including non-bankruptcy Law, with respect to any such workers’ compensation programs; provided further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state Law.

8.6. Insurance Policies.

(a) All insurance policies to which any Debtor is a party as of the Effective Date, including any D&O Policy, shall be deemed to be and treated as Executory Contracts and shall be assumed by the applicable Debtors or the Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms, and all such insurance policies shall vest in the Reorganized Debtors. Coverage for defense and indemnity under the D&O Policies shall remain available to all individuals within the definition of “Insured” in any D&O Policy.

(b) In addition, after the Effective Date, all officers, directors, agents, or employees who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any D&O Policy (including any “tail” policy) for the full term of such policy regardless of whether such officers, directors, agents, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in such policies and on terms no less favorable than the Debtors’ existing policies.

(c) In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy (including any “tail policy”) in effect as of the Petition Date, and any current directors, officers, members, managers, agents or employees of any of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such D&O Policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date to the extent set forth in such policies.

(d) In the event that the Debtors determine that an Allowed Claim is covered in full or in part under one of the Debtors’ insurance policies, no distributions under this Plan shall be made on account of such Allowed Claim unless and until, and solely to the extent that, (i) the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (ii) an insurer authorized to issue a coverage position under such insurance policy, or the agent of such insurer, issues a formal determination, which the Debtors in their sole discretion do not contest, that coverage under such insurance policy is excluded or otherwise unavailable for losses arising from such Allowed Claim. Any proceeds available pursuant to one of the Debtors’ insurance policies shall reduce the Allowed amount of a Claim on a dollar-for-dollar basis. To the extent that one or more of the Debtors’ insurers agrees to satisfy a Claim in full or in part (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. If an applicable insurance policy has a SIR, the Holder of an Insured Claim shall have an Allowed General Unsecured Claim or a Section 510(b) Claim, as applicable, against the applicable Debtor’s Estate solely up to the amount of the SIR that may be established upon the liquidation of the Insured Claim. Such SIR shall be considered satisfied pursuant to this Plan through allowance of the General Unsecured Claim or Section 510(b) Claim, as applicable, solely in the amount of the applicable SIR, if any; provided, that nothing herein obligates the Debtors or the Reorganized Debtors to otherwise satisfy any SIR under any insurance policy. Any recovery on account of the Insured Claim in excess of the SIR established upon the liquidation of the Claim shall be recovered solely from the Debtors’ insurance coverage, if any, and only to the extent of available insurance coverage and any proceeds thereof. Nothing in this Plan shall be construed to limit, extinguish, or diminish the insurance coverage that may exist or shall be construed as a finding that liquidated any Claim payable pursuant to an insurance policy.

8.7. Intellectual Property Licenses and Agreements.

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts pursuant to this Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion Filed by the Debtors in accordance with this Plan. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.8. Assignment.

To the extent provided under the Bankruptcy Code or other applicable law, any Executory Contract or Unexpired Lease transferred and assigned hereunder shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such Executory Contract or Unexpired Lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

8.9. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each Executory Contract and Unexpired Lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such Executory Contract or Unexpired Lease.

8.10. Reservation of Rights.

(a) Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective Affiliates has any liability thereunder.

(b) Except as otherwise provided in this Plan, nothing in this Plan will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-Executory Contract or any unexpired or expired lease.

(c) Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-Executory Contract or any unexpired or expired lease.

(d) If there is a dispute regarding a Cure Claim or whether a contract or lease is or was executory or unexpired at the time of assumption or rejection under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease by Filing a notice indicating such altered treatment.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN.

9.1. Conditions Precedent to the Effective Date.

(a) The effectiveness of this Plan will be subject to the satisfaction or waiver in writing of customary conditions to effectiveness, as well as such other conditions as may be agreed by the Debtors and the Required Consenting Creditors, including the Conditions Precedent to effectiveness set forth in Article 9.1(b) (as applicable).

(b) The following are Conditions Precedent to the Effective Date of this Plan; provided, that the Effective Date shall not occur prior to three (3) months from the effective date of the Restructuring Support Agreement:

(i) the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

(ii) the Backstop Agreement shall not have been terminated (other than in connection with the consummation of the New 2L Convertible Notes Rights Offering), and the New 2L Convertible Notes Rights Offering shall have been consummated in accordance with the terms of the Backstop Agreement;

(iii) the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with and subject to the consent rights set forth in the Restructuring Support Agreement and the Confirmation Order shall have become a Final Order;

(iv) all documentation necessary for the issuance of the New Common Stock shall have been executed and delivered by the Reorganized Parent;

(v) the New Senior Secured Notes shall have been issued and the Senior Secured Notes shall have been cancelled;

(vi) the Effective Date Cash Payment shall have been paid in full in Cash;

(vii) the New 2L Takeback Notes, New Renesas 2L Takeback Convertible Notes, and the New 2L Convertible Notes (including on account of the Backstop Premium) shall have been issued, and the Convertible Notes and the CRD shall have been cancelled;

(viii) the New Common Stock shall have been issued;

(ix) the Renesas Warrants shall have been issued;

(x) the Commitment Fee Amount shall have been paid in full in Cash;

(xi) all Restructuring Expenses shall have been paid in full in Cash;

(xii) the Definitive Documents shall (a) be consistent with the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (b) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and (c) be adopted on terms consistent with the Restructuring Support Agreement;

(xiii) all conditions set forth in the Definitive Documents shall have been satisfied or waived in accordance with their terms; and

(xiv) the Professional Fee Escrow shall have been established and funded in full in Cash.

9.2. Timing of Conditions Precedent.

Notwithstanding when a Condition Precedent to the Effective Date occurs, for the purposes of this Plan, such Condition Precedent shall be deemed to have occurred simultaneously upon the completion of the Conditions Precedent to the Effective Date; provided, that to the extent a Condition Precedent (the “Prerequisite Condition”) may be required to occur prior to another Condition Precedent (a “Subsequent Condition”) then, for purposes of this Plan, the Prerequisite Condition shall be deemed to have occurred immediately prior to the applicable Subsequent Condition regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

9.3. Waiver of Conditions Precedent.

(a) Each of the Conditions Precedent of this Plan may be waived in writing by the Debtors and the Required Consenting Creditors; provided, that the waiver of the Condition Precedent in Article 9.1(b)(xi) or Article 9.1(b)(xiv) shall require the consent of the affected Professionals. If this Plan is confirmed for fewer than all of the Debtors as provided for in Article 5.19 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4. Effect of Non-Occurrence of the Effective Date.

If the Effective Date does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Creditors, or any other Entity.

ARTICLE X.

EFFECT OF CONFIRMATION AND CONSUMMATION OF PLAN.

10.1. Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided herein, or in any agreement, instrument, or other documents incorporated into this Plan (including with respect to the transactions contemplated by the Restructuring Transactions Exhibit), on the Effective Date, pursuant to section 1141(b) and (c) other applicable provisions of the Bankruptcy Code, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances unless expressly provided otherwise by this Plan or Confirmation Order and subject to the terms of the New Notes and New Notes Documents. For the avoidance of doubt, all rights of Renesas to the Base Consideration (or Base Consideration Proceeds) and the Contingent Additional Proceeds shall remain in effect in accordance with the Definitive Documents. In addition, all rights, benefits, and protections provided to any of the Debtors or their Estates pursuant to this Plan, the Plan Supplement, or the Confirmation Order including the release, exculpation, and injunction provisions provided in Article X of this Plan, shall vest in each respective Reorganized Debtor unless expressly provided otherwise by this Plan or the Confirmation Order. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.2. Binding Effect.

As of the Effective Date, this Plan shall bind all Holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such Holders were (a) Impaired or Unimpaired under this Plan, (b) deemed to accept or reject this Plan, (c) failed to vote to accept or reject this Plan, or (d) voted to reject this Plan.

10.3. Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, this Plan or in a contract, instrument, or other agreement or document executed pursuant to this Plan, the distributions, rights, and treatment that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has voted to accept this Plan. Any default or “event of default” by the Debtors with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

10.4. Term of Injunctions or Stays.

Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5. Permanent Injunction.

Except as otherwise expressly provided in the Restructuring Support Agreement, this Plan or the Confirmation Order, from and after the Effective Date, all Persons and Entities are, to the fullest extent provided under Section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from (1) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (2) enforcing, attaching, collecting, or recovering in any manner or means any judgment, award, decree, or order; (3) creating, perfecting, or enforcing any Lien or encumbrance; (4) asserting a right of setoff or subrogation of any kind; or (5) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to this Plan or the Confirmation Order against any Person or Entity so released, discharged, or exculpated (or the property or estate of any Person or Entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article IX hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party, as applicable; provided, that the foregoing shall only apply to Claims or Causes of Action brought against a Released Party if such Person or Entity bringing such Claim or Cause of Action is a

Releasing Party. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action File a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such claims to the maximum extent provided by the law.

10.6. Releases.

(a) Releases by the Debtors.

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each of Debtors, Reorganized Debtors, Reorganized Parent, and the Estates, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, has and is deemed to have, forever and unconditionally released, and absolved each Released Party from any and all Claims, obligations, rights, suits, damages, and Causes of Action, remedies, and liabilities whatsoever whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, Reorganized Parent, or the Reorganized Debtors, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, including (1) the governance, management, transactions, ownership, or operation of the Debtors or the Non-Debtor Affiliates (2) the purchase, sale, or rescission of any Security of the Debtors or the Non-Debtor Affiliates, (3) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (4) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity (including Consenting Creditors), (5) the Prepetition Credit Documents; (6) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (7) intercompany transactions, (8) the formulation, preparation, dissemination, negotiation, solicitation, entry into, Filing, or consummation of this Plan, the Plan Supplement the Disclosure Statement, the Restructuring Support Agreement and related prepetition transactions, the Definitive Documents, the Rights Offering Documents, the Corporate Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (9) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Definitive Documents, the Rights Offering Documents, the Corporate Governance Documents, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan, (10) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan, or any other related agreement, or (11) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Debtors do not release Claims or Causes of Action (1) that are of a commercial nature and arise in the ordinary course of business, such as accounts receivable and accounts payable on account of goods being sold and services being performed; (2) arising under an Executory Contract or Unexpired Lease that is assumed by the Debtors; or (3) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud (but not, for the avoidance of doubt, fraudulent transfers), gross negligence, or willful misconduct). Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Confirmation Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (2) a good-faith settlement and compromise of the Claims released by the Debtors; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, the Reorganized Parent or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

(b) Releases by Holders of Claims and Interests.

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Confirmation Order, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, has and is deemed to have, forever and unconditionally, released, and absolved each Released Party from any and all Claims, obligations, rights, suits, damages, and Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, the Reorganized Parent, or the Reorganized Debtors that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, including (1) the governance, management, transactions, ownership, or operation of the Debtors or the Non-Debtor Affiliates (2) the purchase, sale, or rescission of any Security of the Debtors or the Non-Debtor Affiliates, (3) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (4) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity (including Consenting Creditors), (5) the Prepetition Credit Documents; (6) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (7) intercompany transactions, (8) the formulation, preparation, dissemination, negotiation, solicitation, entry into, Filing, or consummation of this Plan, the Plan Supplement the Disclosure Statement, the Restructuring Support Agreement and related prepetition transactions, the Definitive Documents, the Rights Offering Documents, the Corporate Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (9) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Definitive Documents, the Rights Offering Documents, or the Corporate Governance Documents, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan, (10) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan, or any other related agreement, or (11) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Releasing Parties do not release Claims or Causes of Action (1) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud (but not, for the avoidance of doubt, fraudulent transfers), gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud, gross negligence, or willful misconduct) or (2) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtors, the Reorganized Parent, or the Reorganized Debtors. Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Confirmation Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) given and made after due notice and opportunity for hearing; and (3) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

10.7. Exculpation.

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any Claims or Causes of Action for any act taken or omitted to be taken between the Petition Date and the Effective Date in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or consummation (as applicable) of this Plan, the Restructuring Support Agreement and related prepetition transactions, and the Disclosure Statement including any disbursements made by a Distribution Agent in connection with this Plan, the Disclosure Statement, the Definitive Documents, the Corporate Governance Documents, the Prepetition Credit Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or consummation of this Plan; provided, that the foregoing provisions of this exculpation shall not operate to waive or release: (1) any Claims or Causes of Action arising from willful misconduct, actual fraud (but not, for the avoidance of doubt, fraudulent transfers), or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (2) the rights of any Person or Entity to enforce this Plan. and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan, or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions, or inactions.

The Exculpated Parties have, and upon consummation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity. For the avoidance of doubt and notwithstanding anything else herein, the foregoing exculpation shall be limited to Persons that served as Estate fiduciaries during the Chapter 11 Cases.

10.8. Retention of Causes of Action/Reservation of Rights.

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to this Article X, the Reorganized Debtors shall have, retain, reserve and be entitled to assert, and may enforce all rights to commence and pursue, as appropriate, any and all claims or Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity not released pursuant to this Plan.

10.9. Ipso Facto and Similar Provisions Ineffective.

Except to the extent otherwise allowed hereunder, any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the Confirmation or consummation of this Plan, including any change of control that shall occur as a result of such consummation; or (d) the restructuring.

10.10. Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors, the Exculpated Parties, and the Released Parties shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125(a), (e), and (g) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the (i) Debtors and (ii) the Consenting Creditors, and (iii) each of the Debtors and Consenting Creditors’ respective directors, officers, employees, Affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any Securities under this Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of any Securities under this Plan.

10.11. Corporate and Limited Liability Company Action.

Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, including (a) the assumption of the Employee Plans assumed pursuant to Article 8.5(a), subject to Articles 8.5(a)-(c), (b) the selection of the managers, directors, and officers for the Reorganized Debtors, (c) the distribution of the Plan Securities, (d) the approval of the Restructuring Support Agreement and the Backstop Agreement, and (e) all other actions contemplated by this Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof. All matters provided for in this Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with this Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Holders of Collateral, directors, managers, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan) in the name of and on behalf of the Reorganized Debtors, including (w) the New Corporate Governance Documents and (x) any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article 10.11 shall be effective notwithstanding any requirements under non-bankruptcy law.

ARTICLE XI.

RETENTION OF JURISDICTION.

11.1. Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and/or applications for the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases, including resolution of all disputes regarding Cure Claims, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b) to determine any motion, adversary proceeding, proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) to ensure that distributions to Holders of Allowed Claims are accomplished as provided for in this Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to the manner of, or entitlement to, distributions under this Plan;

(e) to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim or any counterclaim related thereto;

(f) to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) to hear and determine all Professional Fee Claims;

(j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Plan Supplement, or the Confirmation Order or any agreement, instrument, or other document governing or relating to any of the foregoing;

(k) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate this Plan;

(l) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n) to hear and determine matters concerning Securities laws exemptions under section 1145 of the Bankruptcy Code;

(o) to hear, adjudicate, decide, or resolve any and all matters related to Article X of this Plan, including the releases, discharge, exculpations, and injunctions issued thereunder;

(p) to resolve disputes concerning Disputed Claims or the administration thereof;

(q) to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any claims bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Claim, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purposes;

(r) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(s) to enter a final decree closing the Chapter 11 Cases;

(t) to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located; and

(u) to hear and determine any rights, claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

For the avoidance of doubt, on and after the Effective Date, the Bankruptcy Court shall not retain exclusive jurisdiction over any matters arising in connection with the New Notes, New Notes Documents, or any transactions related thereto except to the extent the Bankruptcy Court would have jurisdiction over such matter pursuant to Article 11.1(d) of this Plan.

11.2. Courts of Competent Jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of this Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS.

12.1. Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

12.2. Substantial Consummation of this Plan.

On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3. Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns Filed, or to be Filed, for any and all taxable periods ending after the Petition Date through the Effective Date, and in the case of any Debtor that is to be dissolved in accordance with the Restructuring Transactions Exhibit, through the completion of its dissolution.

12.4. Exemption from Certain Transfer Taxes.

Pursuant to and to the fullest extent permitted by section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any Securities, instruments or documents, (b) the creation, filing or recording of any Lien, mortgage, deed of trust, or other security interest, (c) the making, assignment, filing or recording of any lease or sublease or the making or delivery of any deed, bill of sale, assignment or other instrument of transfer under, pursuant to, in furtherance of, or in connection with this Plan, including any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under this Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in this Plan and Restructuring Transactions Exhibit (whether to one or more of the Reorganized Debtors or otherwise), and (d) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including the Confirmation Order, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed under any law imposing any stamp or similar tax, including any document recording tax, conveyance fee, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, transfer tax, intangible tax, or other stamp or similar taxes.

12.5. Amendments.

(a) Plan Modifications. Subject to the consent rights set forth in the Restructuring Support Agreement and the Backstop Agreement, this Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of Holders of Allowed Claims or Interests pursuant to this Plan, subject to the consent rights set forth in the Restructuring Support Agreement and the Backstop Agreement, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b) Other Amendments. Subject to the consent rights set forth in the Restructuring Support Agreement and the Backstop Agreement, before the Effective Date, the Debtors may make technical adjustments and modifications to this Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court.

12.6. Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers, to execute, deliver, File, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

12.7. Revocation or Withdrawal of this Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors with the consent of the Required Consenting Creditors; provided, that the Debtors may revoke or withdraw this Plan without such consent in the exercise of the Debtors’ fiduciary duty or as otherwise permitted under the Restructuring Support Agreement. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if Confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of Executory Contracts or Unexpired Leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Entity; or (iii) constitute an admission of any sort by any Debtor, any of the Consenting Creditors, or any other Entity.

12.8. Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors and with the consent of the Required Consenting Creditors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Restructuring Support Agreement and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) non-severable and mutually dependent.

12.9. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a Definitive Document provides otherwise, the rights, duties, and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.10. Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11. Dates of Actions to Implement this Plan.

In the event that any payment or act under this Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12.12. Immediate Binding Effect.

Notwithstanding any Bankruptcy Rule providing for a stay of the Confirmation Order or Plan, including Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including the Reorganized Debtors, all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in this Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim, Interest, or debt has voted on this Plan.

12.13. Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of this Plan and the Confirmation Order.

12.14. Successor and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

12.15. Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.16. Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.17. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or addressed as follows:

(a) if to the Debtors or the Reorganized Debtors:

Wolfspeed, Inc.

4600 Silicon Drive

Durham, NC 27703

Melissa Garrett [***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Ray C. Schrock (ray.schrock@lw.com)

Alexander W. Welch (alex.welch@lw.com)

Keith A. Simon (keith.simon@lw.com)

Eric L. Einhorn (eric.einhorn@lw.com)

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Timothy A. (“Tad”) Davidson II (taddavidson@hunton.com)

Ashley L. Harper (ashleyharper@hunton.com)

Philip M. Guffy (pguffy@hunton.com)

(b) if to the Ad Hoc Senior Secured Group, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10020

Ken Ziman (kziman@paulweiss.com)

Kyle Kimpler (kkimpler@paulweiss.com)

Stephanie P. Lascano (slascano@paulweiss.com)

Tyler F. Zelinger (tzeligner@paulweiss.com)

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, TX 77002

John F. Higgins (jhiggins@porterhedges.com)

M. Shane Johnson (sjohnson@porterhedges.com)

Megan Young-John (myoung-john@porterhedges.com)

James A. Keefe (jkeefe@porterhedges.com)

(c) if to Ad Hoc 26s/28s/29s Noteholder Group, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Ryan Preston Dahl (ryan.dahl@ropesgray.com)

Matthew M. Roose (matthew.roose@ropesgray.com)

Sam Badawi (sam.badawi@ropesgray.com)

Vinson & Elkins LLP

845 Texas Tower, Suite 4700

Houston, Texas 77002

Paul E. Heath (pheath@velaw.com)

Elias M. Medina (emedina@velaw.com)

(d) if to Renesas, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Steven N. Serajeddini (steven.serajeddini@kirkland.com)

Yusuf Salloum (yusuf.salloum@kirkland.com)

Claire Stephens (claire.stephens@kirkland.com)

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

Dated:   June 27, 2025

Wilmette, Illinois

Respectfully submitted,

By:	/s/ Daniel Hugo

Name:	Daniel Hugo
Title:	Deputy Chief Restructuring Officer

On behalf of Wolfspeed, Inc. and its Debtor Affiliate